Exhibit 2.1

Redacted Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

LLOG BLUEWATER HOLDINGS, L.L.C.

LLOG EXPLORATION OFFSHORE, L.L.C.

AS SELLER

AND

MURPHY EXPLORATION & PRODUCTION COMPANY – USA

AS PURCHASER

DATED AS OF APRIL 19, 2019

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(2)(ii) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

EXHIBITS AND SCHEDULES

Exhibit A	Leases
Exhibit A-1	Properties
Exhibit A-2	Other Excluded Assets
Exhibit B	Conveyances
Exhibit C	Persons with Knowledge
Exhibit D	Form of Transition Services Agreement
Exhibit E	Contingent Payments
Exhibit F-1	Assignment of Membership Interests (Delta House FPS LLC)
Exhibit F-2	Assignment of Membership Interests (Delta House Lateral LLC)

Schedule 1.2(d)	Contracts
Schedule 1.2(e)	Surface Contracts
Schedule 1.2(f)	Equipment
Schedule 2.4	Allocated Value
Schedule 4.6	Litigation
Schedule 4.7(c)	Contested Taxes
Schedule 4.8	Outstanding Capital Commitments
Schedule 4.9	Compliance With Laws
Schedule 4.10(a)	Defaults
Schedule 4.10(b)	Material Contracts
Schedule 4.10(c)	Other Material Contracts
Schedule 4.11	Payments for Production
Schedule 4.12	Imbalances
Schedule 4.14	Bonds and Credit Support
Schedule 4.15	Preferential Rights & Consents to Assign
Schedule 4.16	Environmental Laws
Schedule 4.17	Suspense Funds
Schedule 6.3	Operation of Business
Schedule 6.3(a)	Capital Expenditures
Schedule 12.3	Bank Accounts
Schedule 13	[ ] Costs

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of April 19, 2019 (the “Execution Date”), by and between LLOG Bluewater Holdings, L.L.C. (“LBH”), a Delaware limited liability company, and LLOG Exploration Offshore, L.L.C. (“LEO”), a Louisiana limited liability company (collectively, “Seller”), and Murphy Exploration & Production Company – USA, a Delaware corporation (“Purchaser”).

RECITALS:

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Assigned Interests, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

Article 1
PURCHASE AND SALE

Section 1.1 Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase, accept and pay for, all of Seller’s right, title and interest in and to the Assigned Interests. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in Article 13 hereof.

Section 1.2 Assets and Assigned Interests.

As used herein, the term “Assigned Interests” means an undivided 100% interest of Seller’s right, title and interest in and to the Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to the following (excluding Excluded Assets):

(a)  The oil and gas leases and other interests described in Exhibit A, subject to such depth limitations and other limitations set forth on Exhibit A or in the instruments that constitute (or are assignments or conveyances in the chain of title to) the foregoing (collectively, the “Leases”);

(b)  All oil, gas, water, CO2 or injection wells located on the lands covered by the Leases or Units, whether producing, shut-in, plugged or abandoned (whether temporarily or permanently) (the “Wells”), including, without limitation, the wells described in Exhibit A-1;

(c)  Any pools or units which include all or a part of any Leases or any Wells (the “Units”, such Units together with the Leases and Wells, or in cases when there is no

Unit, the Leases together with the Wells, being hereinafter referred to collectively as the “Properties” and individually as a “Property”);

(d)  (i) All contracts, agreements and instruments that exclusively relate to the Properties, including operating agreements, letter agreements, unitization and pooling agreements, declarations and orders, farmin and farmout agreements, exploration and participation agreements, joint development agreements, area of mutual interest agreements, transportation, processing or gathering agreements, agreements for the sale and purchase of Hydrocarbons, and the transfers, assignments or conveyances in Seller’s chain of title to the Leases, to the extent and only to the extent that such transfers, assignments or conveyances are directly attributable to the Assigned Interests, (ii) the HHI Contract, and (iii) including, without limitation, those agreements and instruments identified on Schedule 1.2(d) (clauses (i) through (iii) collectively, the “Contracts”); provided that “Contracts” shall exclude (x) any master service agreements, (y) the instruments constituting the Leases and Surface Contracts, and (z) any hedging contracts or arrangements;

(e)  All transferable easements, permits, well licenses, servitudes, rights-of-way, subsurface leases, surface leases and other subsurface or surface rights appurtenant to, and used or held for use primarily in connection with, the Properties, including those identified on Schedule 1.2(e) (hereinafter collectively referred to as the “Surface Contracts”);

(f)  All well equipment, machinery, platforms, fixtures and other such structures, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, meters, spars, trees, PLETs, jumpers, risers, umbilicals, control assemblies, production handling equipment, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, manifolds, buoys, caissons, and other personal property located in or on the Properties or used or held for use primarily in connection with the operation of the Properties, whether located on or off the Properties, in each case, billed to the joint account, including the items identified on Schedule 1.2(f) (hereinafter collectively referred to as the “Equipment”);

(g)  All Hydrocarbons in and under and which may be produced and saved from or attributable to the Properties from and after the Effective Time and all inventories of Hydrocarbons produced from or attributable to the Properties that are in storage in tanks or pipelines as of the Effective Time but only to the extent that Seller receives an upward adjustment to the Purchase Price pursuant to Section 2.3(f) in respect of such Hydrocarbons;

(h)  All Imbalances as of the Effective Time;

(i)  All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; and files and all other books, records, data, files, maps and, with respect to periods from and after the Effective Time, accounting records, in each case, to the extent specifically related to Seller’s ownership of the items described in (a) through (h) above and in Seller’s possession or control, but excluding the Excluded Records (collectively, except for the Excluded Records, the “Records”); provided, however, that Seller may retain copies of the Records, or to the extent Seller has determined all or any portion of the Records may be required for operations, litigation, Tax, accounting and auditing purposes, Seller may retain the originals of such Records and shall instead provide Purchaser with copies of such retained Records;

(j)  All proprietary seismic data covering the lands covered by the Leases and Units and reprocessed data (and related maps) in respect thereof, together with any seismic data reprocessed by Seller (and related maps) for which Purchaser, on or prior to the Closing, has obtained an appropriate license from the seismic contractor, together with any available interpreted horizons, faults, polygons and reservoir maps generated from the original/reprocessed data, to the extent disclosure or transfer of same is permitted under such license obtained by Purchaser (“G&G Data”); and

(k)  The DH LLC Class A Membership Interests.

Section 1.3 Excluded Assets.

Notwithstanding the foregoing, the Purchaser expressly understands and agrees that Assets shall not include, and there is excepted, reserved and excluded from the Assets, the Excluded Assets.

Section 1.4 Effective Time; Proration of Costs and Revenues; Assumption of Risk.

(a)  Possession of and the title to the Assigned Interests shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and obligations of the Assigned Interests shall be transferred effective as of 7:00 A.M., local time, where the respective Assigned Interests are located, on January 1, 2019 (the “Effective Time”), as further set forth in this Agreement. Except as expressly set forth in Section 3.1, if Closing occurs, risk of loss in the Assigned Interests shall be transferred from Seller to Purchaser as of the Effective Time.

(b)  Except to the extent accounted for in the adjustments to the Purchase Price made under Section 2.3, (i) if Closing occurs, Purchaser shall be responsible for all Property Costs incurred from and after the Effective Time and entitled to all production from or attributable to the Assigned Interest in the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits (excepting the Purchase Price) earned with respect to the Assigned Interests at or after the Effective Time, and (ii) Seller shall be responsible for all Property Costs incurred prior to the Effective Time and entitled to all production from or attributable to the Assigned Interest in the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assigned Interests prior to the Effective Time. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles (“GAAP”) and Council of Petroleum Accountants Society

(“COPAS”) standards, as implemented by Seller in the ordinary course of business consistent with past practice. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.

(c)  As used herein, “Property Costs” means (i) all operating costs and prepaid expenses attributable to the ownership or operation of the Assigned Interests (including costs of insurance, royalty disbursements, rentals and similar payments, and Property Taxes, but excluding any other Taxes), (ii) capital expenditures incurred in the ownership or operation of the Assigned Interests, including the HHI Contract Payment, and (iii) where applicable, such costs and capital expenditures, and any overhead costs, charged in accordance with the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument, or if none, charged to the Assigned Interests on the same basis as charged on the date of this Agreement; provided that “Property Costs” shall exclude liabilities, losses, costs, and expenses attributable to (u) third party (including any employees or contractors of Seller or its Affiliates) claims, investigations, administrative proceedings or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law (including private rights or causes of action under any Law) (v) title claims (including claims that the Leases have terminated), (w) obligations to cure, address or remediate Environmental Defects under applicable Environmental Laws, (x) obligations to fulfill contractual requirements to make-up gas, gas balancing and similar obligations, (y) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense and (z) all cost and expenses related to any Seller Indemnity Obligations.

(d)  For the purposes of calculating the adjustments to the Purchase Price under Section 2.3 or implementing the terms of Section 6.7 or Article 11, ad valorem, property and similar Property Taxes, right-of-way fees and other Property Costs (including, without limitation, insurance premiums but excluding delay rentals, lease bonuses, minimum royalties, option payments, lease extension payments and shut-in royalties) that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or at and after, the Effective Time, except production, severance and similar Property Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, or at and after, the Effective Time. After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Costs for which such Party is entirely or in part responsible under the terms of this Section 1.4.

(e)  Except as otherwise expressly provided in this Agreement (including Section 3.1 and Section 11.2(c)), at the Closing Purchaser accepts and assumes the risk of all of the following:

(i)  damage to all or any part of the Assets or Assigned Interests (including obligations arising out of any latent physical or design defect in the field facilities) existing or attributable to the period prior to Closing;

(ii)  any change in the condition of the Assets or Assigned Interests resulting from the production of Hydrocarbons through normal depletion (including the watering out, sand infiltration, breakdown, or other loss or reduction of utility of any Well) or otherwise; and

(iii)  any change in the value of the Assets or Assigned Interests resulting from the outcome of any pending or executed exploration, development, production or abandonment operations solely to the extent such actions are taken in accordance with Section 6.3 or are not a material deviation therefrom.

Section 1.5 Delivery and Retention of Records.

(a)  Subject to Section 3.2 of the Transition Services Agreement, Seller, at Purchaser’s cost, shall deliver the Records, Leases, Contracts and Surface Contracts (FOB Seller’s office) to Purchaser within thirty (30) days following Closing.

(b)  Purchaser, for a period of seven (7) years following the Closing, will (i) retain the Records and (ii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense.

Article 2
PURCHASE PRICE

Section 2.1 Purchase Price.

(a)  The purchase price for the Assigned Interests (the “Purchase Price”) shall be One Billion Three Hundred Seventy-Five Million Dollars ($1,375,000,000), subject to adjustment as provided in Section 2.3, Section 9.4 and Section 9.5 (as so adjusted, the “Adjusted Purchase Price”).

(b)  The terms and provisions of Exhibit E to this Agreement with respect to the Contingent Payments (as defined in Exhibit E hereto) shall apply to, and are hereby incorporated and made a part of, this Agreement.

Section 2.2 Deposit.

Within the first (1st) Business Day immediately following the execution of this Agreement, Purchaser shall pay a deposit to secure Purchaser’s performance hereunder in the amount of five percent (5%) of the Purchase Price (such amount with any interest earned thereon, the “Deposit”) to the Escrow Agent, to be held in accordance with the Escrow Agreement. If Closing occurs, then the Deposit shall be credited against the Closing Payment, otherwise the Deposit shall be paid to Seller or refunded to Purchaser pursuant to Article 10.

Section 2.3 Adjustments to Purchase Price.

The Purchase Price for the Assigned Interests shall be adjusted as follows with all such amounts being determined in accordance with GAAP and COPAS standards (with such adjustments being made so as to not give duplicative effect):

(a)  Reduced by the aggregate amount of the following proceeds received by Seller, to the extent attributable to the Assigned Interests and to the extent Purchaser does not receive such proceeds or portions thereof: proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any Property Taxes not reimbursed to Seller by the purchaser of production) produced from the Properties from and after the Effective Time;

(b)  Reduced in accordance with Section 6.6(a), by an amount equal to the Allocated Value of the Assigned Interest in those Assets excluded under Section 1.3 resulting from the timely exercise prior to Closing of a Preference Right;

(c)  Reduced in accordance with Section 6.6(b), by an amount equal to the Allocated Value of the Assigned Interest in those Properties not transferred to Purchaser at Closing due to an unsatisfied Transfer Requirement;

(d)  Subject to Section 7.1(d) and Section 7.3, reduced by (A) the applicable Title Defect Amount as a result of Title Defects pursuant to Section 7.3 for any affected Property not retained by Purchaser, and (B) the Allocated Value of any Asset retained by Seller pursuant to Section 7.3;

(e)  Subject to Section 7.2(d) and Section 7.3, reduced by (A) any amounts pursuant to Section 7.3 regarding Environmental Defects for any affected Property not retained by Seller, and (B) the Allocated Value of any Asset retained by Seller pursuant to Section 7.3;

(f)  Increased by the value of all of Seller’s inventories of Hydrocarbons produced and saved from or attributable to the Assigned Interest in the Properties that are in storage or existing in pipelines, plants and/or platforms (including inventory) above the load line or pipeline connection, as applicable, as of the Effective Time (which value shall be computed using the applicable contract price as of the Effective Time), less any applicable severance Taxes, royalties and similar burdens; provided, however, that the adjustment contemplated by this paragraph shall be only made to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the sale of such Hydrocarbons;

(g)  Increased by the amount of all Property Costs attributable to the ownership and operation of the Assigned Interests that are paid by or on behalf of Seller and are attributable to the period at or after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.3(a) or already reimbursed to Seller pursuant to Section 6.7(a);

(h)  Reduced by an amount equal to the Suspense Funds (in accordance with Section 6.16), as applicable;

(i)  Reduced by the amount of all Property Costs attributable to the ownership and operation of the Assigned Interests that are paid by or on behalf of Purchaser and are attributable to the period before the Effective Time, except any Property Costs and other such costs already reimbursed to Purchaser pursuant to Section 6.7(a); and

(j)  Reduced or increased by an amount equal to the sum of any downward or upward adjustment provided for elsewhere in this Agreement or as agreed to in writing by Seller and Purchaser.

Subject to Section 11.1, the adjustment described in Section 2.3(a) shall serve to satisfy Purchaser’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to, and other income, proceeds, receipts and credits earned with respect to, the Assigned Interest in the Properties for the period between the Effective Time and the Closing Date. For the avoidance of doubt, (i) no item taken into account in calculating an adjustment under this Agreement will be taken into account in calculating any other adjustment as to result in a Party making or receiving a payment twice in respect of any such item and (ii) no adjustment to the Purchase Price will result from the actual or projected changes in production rates, alternate interpretations of reserves or normal wear and tear on the Assets.

Section 2.4 Allocation of Purchase Price.

(a)  As soon as reasonably practicable following the Closing Date, but in no case more than one hundred twenty (120) days after Closing, Seller shall deliver to Purchaser for its review and approval a statement (the “Tax Allocation Statement”), allocating the Adjusted Purchase Price (plus assumed liabilities, to the extent properly taken into account under Section 752 or 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder), among the Assigned Interests. The Tax Allocation Statement shall be prepared by Seller in a manner consistent with the Allocated Values to the maximum extent permitted by applicable Law. Purchaser shall provide Seller with any comments to the Tax Allocation Statement within thirty (30) days after the date of receipt by Purchaser. If Purchaser does not deliver any written notice of objection to the Tax Allocation Statement within such 30-day period, the Tax Allocation Statement shall be final, conclusive and binding on all Parties. If a written notice of objection is timely delivered to Seller, Seller and Purchaser will negotiate in good faith for a period of twenty (20) days to resolve such dispute (the “Tax Allocation Dispute Resolution Period”). If, during the Tax Allocation Dispute Resolution Period, Seller and Purchaser resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Tax Allocation Statement. In the event that Seller and Purchaser do not resolve all of the items disputed in the Tax Allocation Statement prior to the end of the Tax Allocation Dispute Resolution Period, all such unresolved disputed items shall be submitted by Purchaser or Seller to the Independent Expert for resolution in accordance with the procedures of Section 9.5, mutatis mutandis. Any subsequent adjustments to purchase price for U.S. federal income Tax purposes shall be allocated in a manner consistent with the Tax Allocation Statement as finally determined hereunder. Seller and Purchaser agree (i) to act in accordance with the Tax Allocation Statement in the preparation, filing and audit of any Tax Return, unless otherwise required by Law and (ii) that neither Purchaser or Seller, nor any of their Affiliates, will take any position that is inconsistent with the Tax Allocation Statement for any Tax purpose, including but not limited to, in notices to government authorities, in audit or other Proceedings with respect to Taxes, except (x) to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law) or (y) with the consent of the other Party; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to concede, negotiate, compromise or settle any Tax audit or other Proceeding in connection with the Tax Allocation Statement. Not later than 30 days prior to the filing of their respective Internal Revenue Service Forms 8594 relating to this transaction, each Party shall deliver to the other Party a copy of its Internal Revenue Service Form 8594. The Parties shall also negotiate in good faith to agree to an allocation of the K/M Contingent Payment and the Non-K/M Contingent Payment to particular Assigned Interests in a manner consistent with the Tax Allocation Statement as finally determined hereunder for purposes of applying the contingent installment sales provisions under Section 453 of the Code and the Treasury regulations thereunder. In the event that the Parties are unable to agree to an allocation of the K/M Contingent Payment and the Non-K/M Contingent Payment, any disputed items with respect thereto shall be submitted by Purchaser or Seller to the Independent Expert for resolution in accordance with the procedures of Section 9.5, mutatis mutandis.

(b)  The “Allocated Value” for the Assigned Interest in any Asset equals the portion of the unadjusted Purchase Price allocated to such Assigned Interest, increased or decreased as described in Section 2.3. Concurrent with the execution of this Agreement, Purchaser shall deliver to Seller for its review and, subject to the Parties’ mutual agreement, approval of Schedule 2.4 reflecting the Allocated Values for the Assigned Interest. Purchaser and Seller agree to act in accordance with Schedule 2.4 in connection with notice to holders of Preference Rights as provided for in Section 6.6(a), and in other documents or notices provided for elsewhere in this Agreement. Any adjustments to the Purchase Price (including adjustments under Section 2.3(b) shall, to the extent attributable to a particular Assigned Interest, be applied to that Assigned Interest with other adjustments applied on a pro rata basis in proportion to the amounts set forth on Schedule 2.4 for all Assigned Interests. Purchaser and Seller further agree that, on or before the Closing Date, they will mutually agree as to the further allocation of the Allocated Values included in Schedule 2.4 as to the relative portion of those values attributable to leasehold costs and depreciable equipment; provided that any such allocation to costs and equipment be disregarded for all purposes hereunder (including for the avoidance of doubt, with respect to any Title Defects or Environmental Defects alleged hereunder) other than this Section 2.4(b). After Seller and Purchaser have agreed on the Allocated Values for the Assigned Interests, Seller will be deemed to have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.

Section 2.5 FIRPTA. To the extent Seller has not delivered the certificates set forth in Section 9.2(i) at Closing, Purchaser shall be entitled to deduct and withhold from any proceeds payable to Seller at or after Closing such amounts that are required to be deducted and withheld under Section 1445 of the Code or Section 1446(f) of the Code. Any amounts that are so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Seller.

Article 3
CASUALTY OR CONDEMNATION LOSS

Section 3.1 Casualty or Condemnation Loss.

If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (such loss, for the avoidance of doubt, not to be the result of normal wear and tear; mechanical failure; gradual structural deterioration of materials, equipment or infrastructure; wellbore downhole failure; or normal production decline mechanism, including wellbore failures arising or occurring during drilling or completion, or reworking or re-completion or production operations, junked or lost holes or wellbores, sidetracking or deviating a well and production profile or reservoir changes), and the loss as a result of such individual casualty or taking equals or exceeds Five Million Dollars ($5,000,000) net to the Assigned Interests in the relevant Asset or portion thereof, then Seller shall be required to repair the affected Asset or portion thereof and if Seller repairs such casualty loss or condemnation prior to Closing, then there shall be no adjustment to the Purchase Price; provided however that if Seller does not repair such casualty loss or condemnation prior to Closing, then the Purchase Price shall be reduced by the lesser of the agreed cost to repair the affected Asset or the Allocated Value of the affected Asset. If such casualty loss or condemnation is less than Five Million Dollars ($5,000,000) net to the Assigned Interest in the affected Asset or portion thereof, then, to the extent any such casualty loss or condemnation is not repaired by Seller prior to Closing, Seller shall (i) pay to Purchaser all sums paid to Seller by third parties by reason of the destruction or taking of such Asset, including under any policy or agreement of insurance or indemnity, and (ii) assign, transfer and set over unto Purchaser all of Seller’s rights in and to any insurance or indemnity claims, causes of action, unpaid proceeds or similar rights from third parties, to the extent arising out of such destruction or taking (in the case of clauses (i) and (ii), in the aggregate only up to the Allocated Value thereof); provided, further, that no such loss shall affect Purchaser’s obligations to consummate the transactions contemplated hereby.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1 Disclaimers.

(a)  EXCEPT AS AND to the extent expressly set forth in Article 4 of this Agreement, the certificate of seller to be delivered pursuant to Section 9.2(h), THE SPECIAL WARRANTY SET FORTH IN THE CONVEYANCES, OR EXCEPT AS TO Fraud, with respect to the Assets OR THE ASSIGNED INTERESTS and the transactions contemplated hereby, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, AND (ii) PURCHASER HAS NOT RELIED UPON, AND SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, ANY REPRESENTATION, WARRANTY,

STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)  Except as and to the extent expressly set forth in Article 4 of this Agreement, the certificate of seller to be delivered pursuant to Section 9.2(h), The Special WArranty SET FORTH IN THE CONVEYANCES OR, EXCEPT AS TO Fraud, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSIGNED INTERESTS OR ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, EXISTENCE, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES OR OTHER MINERALS IN OR FROM THE ASSETS OR ANY RESERVES ATTRIBUTABLE TO THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, (vi) ANY ESTIMATES OF OPERATING COSTS AND CAPITAL REQUIREMENTS FOR ANY WELL, OPERATION, OR PROJECT, (vii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY OR ENVIRONMENTAL CONDITION OF THE ASSETS, (viii) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT, TRADEMARK, TRADE DRESS, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT, (x) THE PHYSICAL STATE, ORIGIN, QUANTITY, QUALITY, SAFETY, TITLE, COMPLIANCE WITH LAWS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR CONDITION OF ANY OF THE ASSETS INCLUDING ANY PROPERTY, PLANT OR EQUIPMENT USED IN THE OPERATION OF ANY OF THE ASSETS OR THE ASSIGNED INTERESTS OR THE PRODUCTION, TRANSPORTATION OR SALE OF PETROLEUM SUBSTANCES BY OR ON BEHALF OF SELLER, (xi) ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR THE AMOUNT OF ANY FUTURE COSTS OR LIABILITIES ASSOCIATED WITH DECOMMISSIONING OBLIGATIONS OR ENVIRONMENTAL OBLIGATIONS RELATED TO THE ASSETS OR THE ASSIGNED INTERESTS OR (xii) ANY OTHER MATERIALS OR

INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSIGNED INTERESTS, INCLUDING THE ASSIGNED INTEREST IN WELLS AND EQUIPMENT, IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, INCLUDING THE INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS AND THE SURFACE AND SUBSURFACE CONDITIONS. SUBJECT TO Section 11.2, PURCHASER ASSUMES THE RISK THAT ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF UNKNOWN, ABANDONED OR UNPRODUCTIVE OIL WELLS, GAS WELLS, EQUIPMENT, PITS, LANDFILLS, FLOWLINES, PIPELINES, WATER WELLS, INJECTION WELLS AND SUMPS, WHICH MAY OR MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATION, ARE LOCATED THEREON OR THEREIN, WHETHER DISCOVERED, DISCOVERABLE, HIDDEN, KNOWN OR UNKNOWN TO PURCHASER AS OF CLOSING.

(c)  Any representation “to the knowledge of Seller” or “to Seller’s knowledge” is limited to matters within the Actual Knowledge as of the date hereof of the Persons set forth on Part I of Exhibit C with a duty to make a reasonable inquiry to such Persons’ direct reports. “Actual Knowledge” for purposes of this Agreement means information actually personally known.

(d)  Subject to the foregoing provisions of this Section 4.1, the provisions of Section 12.19 and to the other terms and conditions of this Agreement, except as set forth in the applicable corresponding schedule to this Agreement, each Seller entity represents and warrants, on a joint and several basis, to Purchaser as of the date hereof and as of the Closing the matters set out in Sections 4.2 through 4.21.

Section 4.2 Organization and Qualification; Power.

Each Seller entity is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of its formation and is duly qualified to do business as a foreign corporation where the Assets are located to the extent required by Law, except where the failure to so qualify would not materially impact such Seller’s ability to perform hereunder. Seller has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 4.3 Authorization and Enforceability.

The execution, delivery and performance by Seller of this Agreement and each of the other agreements required to be executed and delivered by Seller hereunder, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law) (the “Enforceability Exceptions”).

Section 4.4 No Conflicts.

Except for the Transfer Requirements and the Preference Rights set forth on Schedule 4.15 and Customary Post Closing Consents, the execution, delivery and performance by Seller of this Agreement and each of the other agreements required to be executed and delivered by Seller, and the transactions contemplated hereby and thereby, will not (i) violate any provision of the certificate of formation and limited liability company agreement or other governing document of Seller, (ii) to the extent not cured at Closing, result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or license, or, in any material respect, any contract or other material agreement to which Seller is a party or by which Seller or the Assets may be bound or (iii) to Seller’s knowledge, violate any judgment, order, ruling, decree or Law applicable to Seller or any of the Assigned Interests (except for Customary Post Closing Consents).

Section 4.5 Liability for Brokers or Finders.

Purchaser shall not have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement.

Section 4.6 Litigation; Bankruptcy.

Except as set forth on Schedule 4.6, there are no Proceedings pending for which Seller has received written notice, or to Seller’s knowledge threatened in writing, before any Governmental Body or arbitrator against Seller or any of its Affiliates relating to the Assets. There are no bankruptcy, reorganization or receivership Proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller or any of its Affiliates (whether by Seller or a third Person). Seller is not entering into this Agreement with actual intent to hinder, delay or defraud any creditor.

Section 4.7 Taxes.

(a)  All material Property Taxes (including, if applicable, penalties and interest) owed by Seller have been paid.

(b)  All material Tax Returns required to be filed by Seller with respect to Property Taxes have been timely filed (taking into account any valid extension of the due date for filing).

(c)  (i) Except for Liens for Taxes not yet delinquent or which are being contested in good faith and for which adequate reserves have been established, in each case, as set forth on Schedule 4.7(c), (A) there are no Liens for Taxes on any of the Assets, and (B) no claim for unpaid Taxes has been made by any Governmental Body that could give rise to any such Lien, and (ii) Seller is not under any audit or examination by any Governmental Body with respect to Property Taxes.

(d) Except for DH Lateral or DH FPS, no Asset is subject to any tax partnership agreement or is otherwise treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(e)  To the knowledge of Seller, (i) all material Tax Returns required to have been filed by or with respect to each of DH Lateral or DH FPS have been duly and timely filed (taking into account valid extensions of time to file), (ii) each such Tax Return is true, correct, and complete in all material respects, (iii) all material Taxes required to be paid by each of DH Lateral or DH FPS (whether or not shown on any Tax Return) have been timely paid, and (iv) there is no audit, investigation, dispute, claim, or other proceeding commenced, ongoing, pending, or threatened in respect of any Taxes of any of DH Lateral or DH FPS.

(f)  To the knowledge of Seller, each of DH Lateral and DH FPS has at all times since its formation been classified as a partnership for U.S. federal income tax purposes (and state and local Tax purposes where applicable), and no election has been filed or made to change such classification for U.S. federal income tax purposes (and state and local Tax purposes where applicable).

(g)  To the knowledge of Seller, each of DH Lateral and DH FPS will have in effect an election under Section 754 of the Code (and any corresponding or similar election of applicable state and local Tax Law) for the Tax period that includes the Closing Date.

Section 4.8 Outstanding Capital Commitments; Non-Consent Operations.

As of the date of this Agreement, except as set forth on Schedule 4.8, there is no individual outstanding authority for expenditure which is binding on the Assets, the value of which Seller reasonably anticipates exceeds One Million Dollars ($1,000,000.00) chargeable to the Assigned Interests participating in the operation covered by such authority for expenditure after the Effective Time. Seller has not declined to participate in any operation or activity proposed by a third party operator with respect to the Assets that has resulted or could result in Seller’s interest in any Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

Section 4.9 Compliance with Laws.

Except as set forth on Schedule 4.9 and other than with respect to Taxes (which are covered in Section 4.7), the operation of the Assets is in material compliance with the provisions and requirements of all Laws (excluding Environmental Laws, which are addressed solely in Section 4.16) of all Governmental Bodies having jurisdiction with respect to the Assets.

Section 4.10 Material Contracts.

(a)  Except as set forth on Schedule 4.10(a), Seller, in any material respect, is not in breach of, or default under the terms of, and, to the knowledge of Seller, no other party to any Material Contract is, in any material respect, in breach of, or default under the terms of, any Material Contract, and to the knowledge of Seller, no event or omission has occurred that would constitute such a breach or default (whether by lapse of time or notice or both) under any Material Contract.

(b)  Schedule 4.10(b) sets forth a correct and complete list (provided, however, that such list shall be deemed correct and complete as long as the Contracts applicable to any of items (i)-(ix) below are listed on the Schedule), as of the Execution Date, of the following Contracts that are included in the Assets and binding on the Assigned Interests, to the extent following the Closing same would be binding on the Assets, or any portion thereof, or on Purchaser (collectively, the “Material Contracts”): (i) any Contract involving payments to or from any Seller Affiliate, (ii) any Contract involving payments individually or in the aggregate in excess of Five Million Dollars ($5,000,000.00) net to the Assigned Interests, or that constitutes a lease under which Seller or any Affiliate of Seller is the lessor or the lessee of any real or personal property (including Equipment and real property, but not including any of the other Properties) which lease (A) is not cancelable without material penalty on less than sixty (60) days’ prior written notice and (B) involves an annual base rental of more than Two Million Dollars ($2,000,000.00); (iii) any Contract for the sale, transportation, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in the Assets that is (1) not cancelable without material penalty on less than sixty (60) days’ prior written notice (2) and that contains a call upon or options to purchase or any dedication or delivery commitment of production; (iv) any material Contract (executory or otherwise) to sell, lease, farmout, or otherwise dispose of any interest in the Assets after the Effective Time, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets, (v) joint operating agreements, unit operating agreements, area of mutual interest agreements, farmout agreements, joint venture agreements, development agreements, participation agreements, partnership agreements or similar Contract (other than Tax partnership agreements) that will remain in effect following the Closing; (vi) any Debt Contract; (vii) any Contract that provides for a power of attorney with respect to the Seller Operated Assets that will not be terminated prior to the Closing Date; (viii) any purchase and sale agreements pursuant to which Seller or its Affiliates (directly or indirectly) acquired the Assets that contain indemnity obligations that will be binding on

Purchaser following Closing; and (ix) any Contract that includes non-competition restrictions, non-solicitation or no-hire obligations binding on Purchaser or the Assets after Closing or any settlement agreements wherein obligations remain in the amount of more than One Million Dollars ($1,000,000.00) or that contain behavior commitments or restrictions that must continue to be performed after Closing.

(c)  Each Material Contract is valid and binding on Seller, and, to the knowledge of Seller, each other party thereto, and is in full force and effect in accordance with its terms, except for terminations or expirations at the end of the stated term subject to the Enforceability Exceptions. Further, except as disclosed on Schedule 4.10(c), Seller has disclosed correct and complete copies of the Material Contracts to Purchaser.

Section 4.11 Payments for Production.

Except for Imbalances set forth on Schedule 4.12 and Hydrocarbons from Properties that are dedicated under production handling agreements, transportation agreements and other similar contracts set forth on Schedule 4.11, Seller is not obligated by any Hydrocarbon prepayment arrangement, “take-or-pay” requirement or any other agreement with respect to the Assets to (a) deliver any Hydrocarbon at a future time without then or thereafter receiving payment therefor or (b) pay any deficiency payments in the event of a failure to deliver any committed volumes.

Section 4.12 Imbalances.

Schedule 4.12 sets forth all of Seller’s Imbalances as of the Effective Time arising with respect to the Assets.

Section 4.13 Governmental Authorizations; Condemnation and Eminent Domain.

Seller has applied for, or obtained and is maintaining, all material federal, state and local governmental licenses, Permits, franchises, Orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the operation of the Seller Operated Assets as currently operated (excluding those required under Environmental Laws) and to Seller’s knowledge, the applicable operator for any Assets that are not Seller Operated Assets has applied for, or obtained and is maintaining all Governmental Authorizations. There is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or eminent domain or the threat of condemnation or taking under eminent domain.

Section 4.14 Bonds and Credit Support.

Except as referenced on Schedule 4.14, there are no bonds, letters of credit and other similar credit support instruments maintained by Seller or its Affiliates with respect to Seller’s ownership and/or operation of the Assets that will need to be replaced or maintained by Purchaser following Closing.

Section 4.15 Consents and Preferential Purchase Rights.

Except as set forth on Schedule 4.15, none of the Assets is subject to any (i) Preference Rights or (ii) Transfer Requirements, in each case that are triggered by the transactions contemplated by this Agreement, except for Customary Post Closing Consents.

Section 4.16 Environmental Laws.

Except as set forth on Schedule 4.16, (a) there are no violations of Environmental Laws in the last five (5) years which have not been Remediated under the applicable Environmental Law; (b) Seller has not entered into, or, to the knowledge of Seller, is not subject to, any Order with any Governmental Body based on any Environmental Law that relates to the future use of any of the Assets and that require any change in the present conditions of any of the Assets; (c) to the knowledge of Seller, there are no active, pending written claims received by Seller from a third party or Governmental Body alleging a violation of or conditions that could give rise to claims under Environmental Laws with respect to the Assets that, in the case of (a), (b) or (c), would have, individually, or in the aggregate, a Material Adverse Effect; and (d) all material reports, studies, written notices and other documents from environmental Governmental Bodies specifically addressing environmental matters related to Seller’s ownership or operation of the Assets, in the last five (5) years, which are in Seller’s possession, have been made available to Purchaser. Notwithstanding anything to the contrary in this Section 4.16, Seller makes no, and disclaims any, representation or warranty, express or implied, with respect to the presence or absence of Hazardous Materials, NORM, asbestos, mercury, drilling fluids and chemicals, and produced waters and Hydrocarbons in or on any Assets, including the Properties or Equipment. The representation and warranty in this Section 4.16 constitutes the only representation and warranty of Seller with respect to any environmental health or safety matters, including relating to Environmental Laws or Hazardous Materials and no other representation or warranty of Seller shall be construed to cover any environmental, health or safety matters, including relating to Environmental Laws or Hazardous Materials.

Section 4.17 Royalties; Suspense Funds.

All royalties, overriding royalties, minimum royalties, accrued bonuses, delay rentals and other burdens on production due prior to the Effective Time with respect to the Assigned Interests have been paid when due in all material respects. Schedule 4.17 lists all proceeds of production and associated penalties and interest in respect of any of the Seller Operated Assets that are payable to third parties and are being held in suspense by Seller as of the Execution Date (the “Suspense Funds”).

Section 4.18 Leases.

With respect to the Leases and subject to the matters set forth on Schedule 4.6, (a) to the extent operated by Seller, have been maintained by Seller according to their terms, in compliance with all agreements to which the Leases are subject; and (b) to the knowledge of Seller, no third party owner of an interest in any of the Leases is in breach or default with respect to any of its obligations thereunder.

Section 4.19 Wells and Equipment.

(a) With respect to Seller Operated Assets (and to Seller’s knowledge with respect to all other Assets), all Wells have been drilled and completed in legal locations and within the limits permitted by all applicable Leases, Contracts and pooling or unit agreements, and no Well is subject to penalties on allowables on or after the Effective Time because of any overproduction or any other violation of Laws; and there are no Wells located on the Assets that (i) Seller is currently obligated by any Governmental Body, Laws or Contract to plug, decommission, dismantle or abandon or (ii) have been plugged, decommissioned, dismantled, or abandoned in a manner that does not comply in all material respects with applicable Laws; (b) all currently producing Wells and Equipment are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, except as disclosed in connection with Section 6.17.

Section 4.20 Operatorship.

Seller has not received written notice of, and to Seller’s knowledge, there is no circumstance that would give rise to, any pending vote to have Seller removed as the “operator” with respect to any Seller Operated Assets.

Section 4.21 Availability of Properties.

The Assets as set forth in Section 1.2 include all of the material assets necessary for, or used or held for use by Seller in, the conduct of Seller's business with respect to ownership or operation of the Assets as presently owned or operated by Seller. There are no material assets or properties owned by any Affiliate of the Seller necessary for the conduct of Seller’s business with respect to ownership or operation of the Assets as presently owned or operated by Seller.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Any representation “to the knowledge of Purchaser” or “to Purchaser’s knowledge” is limited to matters within the Actual Knowledge as of the date hereof of the persons set forth on Part II of Exhibit C. Purchaser represents and warrants to Seller the following as of the date hereof and as of the Closing:

Section 5.1 Existence and Qualification; Power.

Purchaser is a corporation organized, validly existing and in good standing under the Laws of the state of Delaware; and Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not impair materially Purchaser’s ability to perform its obligations under this Agreement and consummate the transactions contemplated hereby; and Purchaser is or will be duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets to be transferred to it are located. Purchaser has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.2 Authorization and Enforceability.

The execution, delivery and performance by Purchaser of this Agreement and each of the other agreements required to be executed and delivered by Purchaser hereunder, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by the Enforceability Exceptions.

Section 5.3 No Conflicts.

The execution, delivery and performance by Purchaser of this Agreement and each of the other agreements to be executed and delivered by Purchaser hereunder, and the transactions contemplated hereby and thereby will not (i) violate any provision of the limited liability company agreement, bylaws, limited partnership agreement or other governing or charter documents of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument to which Purchaser is a party or which affects Purchaser’s assets, (iii) to Purchaser’s knowledge, violate any judgment, Order, ruling, decree or Law applicable to Purchaser or any of its assets, except any matters described in clauses (ii) or (iii) above which would not impair materially Purchaser’s ability to perform its obligations under this Agreement and consummate the transactions contemplated hereby.

Section 5.4 Liability for Brokers or Finders.

Seller shall not have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement.

Section 5.5 Litigation.

As of the Execution Date, there are no Proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Body against Purchaser or any of its Affiliates which would individually or in the aggregate impair materially Purchaser’s ability to perform its obligations under this Agreement and consummate the transactions contemplated hereby.

Section 5.6 Financing and Purchaser Status.

Purchaser has and will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing and all other payments due to Seller hereunder. There are no bankruptcy, reorganization or receivership Proceedings pending against, being contemplated by, or, to Purchaser’s knowledge, threatened against Purchaser. Purchaser is not an employee Benefit Plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-

resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

Section 5.7 Independent Investigation.

Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that (a) in making the decision to enter into this Agreement, it has completed and relied solely upon its own independent investigation, verification, analysis and evaluation of the Assets, (b) by the Closing, it will have made all such reviews and inspections of the Assets as it has deemed necessary or appropriate in making the decision to enter into this Agreement and consummate the transactions contemplated hereby and (c) except for the express representations, warranties, covenants and remedies provided in this Agreement, Purchaser is acquiring the Assets on an as-is, where-is basis with all faults, and has not relied upon any other representations, warranties, covenants or statements of Seller, or of Seller’s advisors, in entering into this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that, unless expressly provided herein, Seller makes no representation or warranty with respect to (i) any projections, estimates, interpretations, evaluations, forecasts or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or (ii) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Assets, except as expressly set forth in this Agreement.

Section 5.8 Qualification.

Purchaser is currently and shall be at Closing qualified to own and assume operatorship of federal and state oil, gas and mineral leases, easements and rights-of-way in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by the applicable Law or any Governmental Body, as of the Closing and thereafter, Purchaser will have and will continue to maintain lease bonds, supplemental bonds, area-wide bonds or any other surety bonds or financial assurances as may be required in connection with the ownership and operation of such leases, easements and rights-of-way.

Section 5.9 Consents.

Except for Customary Post Closing Consents, there are no consents or other restrictions on assignment applicable to Purchaser that Purchaser is obligated to obtain or furnish, including requirements for consents from third parties or Governmental Bodies to any assignment, that would be triggered by the consummation of the transactions contemplated by this Agreement.

Section 5.10 Matters Affecting Governmental Approval.

Purchaser has no knowledge of any matter or circumstance applicable to Purchaser that would preclude or inhibit unconditional approval by the applicable Governmental Body of the assignment of the Assets from Seller to Purchaser.

Section 5.11 NORM and Hazardous Materials.

Purchaser understands and acknowledges that: (i) the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties, Equipment or associated with the Assets; (ii) equipment and sites included in the Assets may contain asbestos, Hazardous Materials, or NORM; (iii) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; (iv) the wells, materials, and equipment located on the Properties or included in the Assets may contain NORM and other Hazardous Materials; (v) NORM containing material and Hazardous Materials may have come in contact with the environment; and (vi) special procedures may be required for the remediation, removal, transportation, or disposal of soil, Hazardous Materials, and NORM from the Assets.

Article 6
COVENANTS OF THE PARTIES

Section 6.1 Statutory Approvals; Reasonable Best Efforts.

(a)  From the date of this Agreement until the Closing, each of Seller and Purchaser shall, and shall cause their respective Affiliates to (i) make or cause to be made the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement, as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the Execution Date, and to pay any fees due from it in connection with such filings, subject to the provisions of Section 6.1(b) below, (ii) cooperate with the other Party and furnish all information in such Party's possession that is necessary or desirable in connection with such other Party's filings, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Body in respect of such filings, and permit the other Party to review in advance any proposed communication by such Party to any Governmental Body, (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and Proceedings with any Governmental Body relating to such filings, (vi) comply, promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement, and (viii) use commercially reasonable efforts to contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Body challenging the transactions contemplated by this Agreement as being in violation of any Law.

(b)  In connection with filings to be made and actions taken under the HSR Act, if any, Purchaser shall bear all fees or expenses in connection therewith, including filing fees.

(c)  Notwithstanding anything to the contrary in this Section 6.1, (i) neither Seller nor Purchaser, nor any of their respective Affiliates, shall be required to divest itself or themselves from any business operations, assets or properties, including without limitation, any of the Assets, in order to obtain any clearance, approval or waiver under the HSR Act or any other Laws with respect to the transactions contemplated by this Agreement and (ii) the obligations of each Party under this Section 6.1 shall not apply to any (A) governmental approvals (which are addressed in Section 6.9), (B) change of operatorship (which is addressed in Section 6.2), (C) Transfer Requirements or (D) Customary Post Closing Consents.

Section 6.2 Operatorship.

Seller makes no representation and does not warrant or guarantee that Purchaser will succeed in being appointed successor operator to any Assets, and Purchaser acknowledges that the transfer of operatorship to any Assets is, among other things, subject to approval by Governmental Bodies and may be subject to the consent of third parties. Purchaser shall promptly, following Closing, file all appropriate forms, permit transfers and declarations or bonds and other required Financial Assurances with federal and state agencies relative to its assumption of operatorship for any Properties with respect to which Purchaser will succeed Seller as operator. For all Seller Operated Assets with respect to which Purchaser will succeed Seller as operator, Seller shall execute and deliver to Purchaser, on forms to be prepared by Seller and acceptable to Purchaser, and Purchaser shall promptly file, the applicable forms requiring Seller’s execution regarding the transfer of operatorship of such Assets to Purchaser. Seller shall not voluntarily resign as operator of record (as registered with the applicable regulatory agency) of any Wells during the Interim Period.

Section 6.3 Operation of Business.

(a)  Except as set forth on Schedule 6.3, and except as required pursuant to this Agreement, the Leases or the Contracts or as otherwise consented to in writing by Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, during the period between the Execution Date and the Closing Date (the “Interim Period”), Seller:

(i)  shall (A) maintain all Assets and maintain and operate the Seller Operated Assets in the ordinary course, consistent with past practices and the applicable operating agreement, including maintaining Seller’s rights in and to the Leases and Material Contracts in full force and effect with respect to all respective depths of the Leases; and (B) except with respect to the activities expressly set forth on Schedule 6.3(a), obtain Purchaser’s approval prior to consenting to any future capital expenditures and proposed contracts and agreements relating to the Assets that involve individual commitments of ($2,000,000.00) or more (net to the Assigned Interests); provided, that if Purchaser does not respond in writing to such request for approval within ten (10) Business Days of its receipt of such request (or within such lesser time as is required under the terms of any applicable third-party agreement and stated in Seller’s request for approval, but in no event less than twenty-four (24) hours after Purchaser’s receipt), Purchaser shall be deemed to have rejected such request;

(ii)  subject to Section 2.3(g), shall timely pay all Property Costs and other costs, expenses and payments incurred with respect to the Assets (including those incurred by Seller in connection with maintaining the Leases and Contracts) in the ordinary course of business;

(iii)  shall give prompt notice to Purchaser of (A) any written notice received by Seller or any of its Affiliates of any material (i) damage or destruction of any of the Assets or (ii) breach by Seller or any other Person of any Lease, Material Contract or Permit, (B) any written notice received by Seller or any of its Affiliates of: any material claim asserting any breach of contract, tort or violation of Law or any investigation, suit, action or litigation by or before a Governmental Body, that in each case, relates to the Assets; or (C) any notice to Seller or any of its Affiliates of an emergency with respect to the Assets and any related emergency operation; and

(iv)  shall not, to the extent within the control of Seller, (A) transfer, farmout, sell, pledge, hypothecate, encumber (other than Permitted Encumbrances) or otherwise dispose of any Asset, other than sales of current production or products in the ordinary course of business and dispositions in the ordinary course of business of any item of personal property or equipment that is unnecessary for operations or that is promptly replaced with suitable property or equipment; (B) grant any preferential right or other similar right to purchase any Assigned Interests; (C) enter into, terminate or amend any Material Contract relating to the Assigned Interests, other than in the ordinary course of business; (D) enter into a Contract that if entered into on or prior to the Execution Date would have been a Material Contract, or amend any Contract, that if amended on or prior to the Execution Date would have been a Material Contract, as amended, (E) settle, or offer or propose to settle, any litigation that relates to the transactions contemplated hereby; or (F) agree or commit to do any of the foregoing.

(b)  Notwithstanding the foregoing, in the face of a force majeure event or a serious risk to life, property, or the environment, Seller may take, or consent to, such action as a prudent operator, or non-operator, as the case may be, would take without obtaining Purchaser’s prior consent.

(c)  Purchaser acknowledges that Seller owns an undivided interest in certain of the Assets that Seller does not operate, and Purchaser agrees that the acts or omissions of the operator and the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Article 6 nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Article 6.

(d)  Notwithstanding anything contained herein to the contrary, during the Interim Period, Seller shall not enter into any agreement (including any purchase order or change order in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually and Two Million Dollars ($2,000,000) in the aggregate) make any election, amend, waive or modify any existing agreement (including the HHI Contract), in each case, related to the King’s Quay FPS without the prior written consent of Purchaser, including entering into any financing or investing arrangements (other than financing or investment arrangements that would not be binding on the Assets or Purchaser after Closing). Purchaser shall have the right to (i) directly participate in negotiations related to the King’s Quay FPS and any financing or investing arrangements related thereto and (ii) participate and observe any activities under the HHI Contract.

Section 6.4 Indemnity Regarding Access.

Seller will provide Purchaser, and its agents, with access to the Seller Operated Assets subject to the prior execution by such parties of Seller’s standard access or boarding agreement and shall use commercially reasonable efforts to arrange for Purchaser’s, and its agent’s, access to the Assets not operated by Seller. Purchaser, on behalf of itself and the Purchaser Indemnitees, hereby releases and agrees to indemnify, defend and hold harmless Seller Indemnitees and the other owners of interests in the Assets from and against any and all claims, liabilities, losses, costs and expenses (including court costs, expert fees and reasonable attorneys’ and engineers’ fees) attributable to personal injuries, death, or property damage, arising out of or relating to any and all access to the Assets and the Records (and other related information) by the Purchaser Indemnitees or their agents, and any related activities by Purchaser Indemnitees or their agents prior to Closing, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON EXCLUDING, HOWEVER, ANY CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

Section 6.5 Public Announcements.

Except as may be required by applicable Law or as otherwise contemplated under this Agreement, neither Purchaser, on the one hand, nor Seller, on the other, shall issue any press release or otherwise make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other Party. Any such press release or statement required by applicable Law shall only be made after reasonable notice to the other Party.

Section 6.6 Preferential Rights to Purchase and Consents.

(a)  Following the execution of this Agreement by the Parties, Seller shall send to each third party holding a preferential right to purchase or acquire any Asset or any interest therein as a result of or in connection with the transactions contemplated by this Agreement (a “Preference Right”), a notice offering to sell to such holders, in accordance with the provisions of the agreement applicable to such Preference Right, the Asset covered by such Preference Right on substantially the same terms hereof and for the value allocated by Purchaser to such Asset on Schedule 2.4. If a third party who has been offered an interest in an Asset pursuant to a Preference Right makes a timely election prior to Closing to purchase all or part of such Asset pursuant to the aforesaid offer and Seller receives written notice of such election at least five (5) Business Days prior to the Closing Date, the Asset or part thereof so affected will be eliminated from the Assets and (i) if all of such Asset is affected by the Preference Right, then the Purchase Price shall be reduced by the value of such Asset set forth on Schedule 2.4, or (ii) if only an interest in such Asset is affected by the Preference Right, then the Purchase Price shall be reduced by the value of such interest determined in accordance with the method set forth in Section 7.1 as if such interest failed on account of a Title Defect. If such third party has not made its election prior to Closing and the time to make such election has not yet expired, the transfer of the Asset or interest therein affected shall be conditioned upon the waiver of, or the expiration of, the time for election and the affected Asset or interest therein, together with the Allocated Value attributable thereto, shall be made the subject of an escrow agreement in the manner provided for in Sections 7.3 and 7.4 but shall not be considered a Title Defect for the purposes of this Agreement. If following the Closing the third party timely elects to purchase such Asset or interest therein in accordance with its Preference Right, Seller shall convey such Asset or interest therein to such third party and shall retain the proceeds from such sale, the Allocated Value attributable to such Assets held in escrow, together with any accrued interest, shall be released to Purchaser and thereafter such Assets shall be deemed to be an Excluded Asset for purposes of this Agreement. If, however, following the Closing the third party elects to waive its right to purchase, or the time to make such election expires, within ten (10) Business Days thereafter, Seller shall convey such Asset, or interest therein, to Purchaser in the same manner as if such conveyance had been made at Closing, and the Allocated Value attributable to such Asset or interest therein held in escrow, together with any accrued interest, shall be released to Seller.

(b)  Following the execution of this Agreement by the Parties, Seller will notify third parties that have rights to require a consent to the transfer of an Asset (a “Transfer Requirement”) in order to comply with or attempt to obtain waivers of such Transfer Requirements, except with respect to any Transfer Requirements deemed a Permitted Encumbrance in clause (D) of the definition thereof. If any Transfer Requirement that would (i) cause the assignment to Purchaser of the Assets affected thereby to be void or nullified, (ii) cause the termination of any Lease or Contract, or (iii) result in liquidated damages is not obtained, complied with or otherwise satisfied prior to the Closing Date, such Transfer Requirement shall be deemed a Post-Closing Defect and, accordingly, subject to the provisions of Section 7.3 and of Section 7.4. The Adjusted Purchase Price shall be reduced in accordance with Section 2.3(c) for any Transfer Requirement deemed a Post-Closing Defect and paid into the Defects Escrow Account provided for in Section 7.3 with respect to Post-Closing Defects, and the Asset subject to the Transfer Requirement will not be transferred to Purchaser at the Closing. The amount of such reduction to the Adjusted Purchase Price shall be treated in the same manner and subject to the same escrow provisions as expressly set forth in Section 7.3 for a Post-Closing Defect. If, however, the Transfer Requirement relates merely to incidental rights and privileges such as, without limitation, rights-of-way, easements, inter-connect agreements, facility usage agreements and service agreements, Purchaser and Seller may mutually agree that Seller shall transfer the affected Asset at Closing and Seller shall thereafter indemnify and hold Purchaser harmless from any claims caused by, arising out of or resulting from a failure to secure such Transfer Requirement. Notwithstanding anything to the contrary in this Section

6.6(b), if the Transfer Requirement pertains to a Contract and Purchaser is assigned the Property to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived Transfer Requirement, Seller shall continue after Closing to use commercially reasonable efforts to obtain the applicable consent so that Seller’s right, title, and interest in such Contract can be transferred to Purchaser upon the receipt of such consent. Seller may proceed to secure such Transfer Requirements post-Closing and be released early from indemnification to the extent of the particular agreement as to which such Transfer Requirement was secured.

Section 6.7 Tax Matters.

(a)  Subject to the provisions of Section 12.4, Seller shall be responsible for all ad valorem, real property, personal property, severance, production, sales, use and similar Taxes based upon or measured by the ownership or operation of the Assigned Interests or the production of Hydrocarbons or receipt of proceeds therefrom (“Property Taxes”) that are attributable to any period of time prior to the Effective Time. Purchaser shall be responsible for all Property Taxes that are attributable to any period of time at and after the Effective Time. Regardless of which Party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Property Taxes which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Property Taxes), and Purchaser shall handle payment to the appropriate Governmental Body of all Property Taxes which are required to be paid on or after Closing (and shall file all Tax Returns with respect to such Property Taxes). Except to the extent taken into account pursuant to Section 2.3 or Section 9.5, each Party shall reimburse the other Party within 10 days after request therefor for the payment of any Property Taxes for which such Party is responsible pursuant to this Section and that the other Party has paid. Notwithstanding the foregoing, this Section 6.7(a) shall not apply to income, franchise, corporate, business and occupation, business license or similar Taxes, or Tax Returns therefor, which shall be borne, paid and filed by the Party responsible for such Taxes under applicable Law. If requested by Purchaser, Seller will assist Purchaser with preparation of all Property Tax Returns due on or before thirty (30) days after Closing (including any extensions requested).

(b)  If Seller or Purchaser (or an Affiliate of Seller or Purchaser) receives a refund of any Property Taxes (whether by payment, credit, offset or otherwise, with any interest thereon) covered by Section 6.7(a) that are paid by and required to be borne by the other Party, the Party that received (or whose Affiliate that received) such refund shall promptly (but no later than thirty (30) days after receipt) remit payment to such other Party of an amount equal to the refund amount, including all relevant documentation. Each Party shall cooperate with the other and its Affiliates in order to take all commercially reasonable steps necessary to claim any refund to which it is entitled. Purchaser agrees to notify Seller within ten (10) days following the discovery of a right to claim any refund to which Seller is entitled and upon receipt of any such refund. Except to the extent required by applicable Laws, Purchaser shall not amend and shall not permit its Affiliates to amend any Tax Return with respect to Taxes for which Seller is responsible under this Section 6.7 or for which Seller may be liable to indemnify Purchaser under Section 11.2.

(c)  Each Party shall provide the other Party with reasonable access to all relevant documents, data and other information (other than that which is subject to an attorney-client privilege) which may be required by the other Party for the purpose of preparing Tax Returns, filing refund claims and responding to any audit by any taxing authority. Each Party shall cooperate, at the requesting Party’s expense, with all reasonable requests of the other Party made in connection with contesting the imposition of Property Taxes. Except where disclosure is required by applicable Law, any information obtained by a Party pursuant to this Section 6.7(c) shall be kept confidential by such Party, except to the extent disclosure is required in connection with the filing of any Tax Returns or claims for refund or in connection with the conduct of an audit, or other Proceedings in response to an audit, by a taxing authority.

(d)  Purchaser agrees to cooperate with Seller so that Seller’s transfer of the Assets to Purchaser shall, at Seller’s election, be accomplished in a manner enabling the transfer of all or part of the Assets to qualify as a part of a like-kind exchange of property by Seller within the meaning of Section 1031 of the Code; provided that in no event shall the purchase of the Assets be contingent or otherwise subject to the consummation of such a like-kind exchange or shall such like-kind exchange extend, delay, or otherwise affect, impede, or interfere with the Closing. If Seller so elects, Purchaser shall reasonably cooperate with Seller to effect such like-kind exchange, which cooperation shall include taking such actions as Seller reasonably requests in order to pay the Purchase Price in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and Purchaser agrees that Seller may assign its rights (but not its obligations) under this Agreement to a “qualified intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the United States Treasury Regulations) or an “exchange accommodation titleholder” (as that term is defined in Rev. Proc. 2000-37, 2000-2 C.B. 308), to qualify the transfer of the Purchase Price as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code. Seller shall be obligated to pay all additional costs or expenses associated with any such like-kind exchange.

(e)  Seller shall prior to the Closing request for the other members and the applicable governing body or governing members of each of DH Lateral and DH FPS, and Seller shall provide any necessary Seller approvals or consents, to cause (i) each of DH Lateral and DH FPS to make an election under Section 754 of the Code for the Tax period of each of DH Lateral or DH FPS, as applicable, that includes the Closing Date, and (ii) all items of income, gain, loss, or deduction of any of the DH Lateral or DH FPS attributable to the Assigned Interests for the Tax period of each of DH Lateral or DH FPS, as applicable, that includes the Closing Date to be allocated based on the interim closing method as of and including the Closing Date pursuant to Section 706 of the Code and the Treasury Regulations promulgated thereunder and not be based on a proration of such items for the entire Tax period; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis to the extent permitted under Section 706 of the Code and the Treasury Regulations promulgated thereunder.

Section 6.8 Change of Name.

(a)  Unless otherwise authorized by Seller in writing, as promptly as practicable, but in any case within sixty (60) days after Purchaser receives affirmative approval from BOEM of the transactions contemplated by this Agreement, Purchaser shall eliminate the name “LLOG Exploration”, “LLOG Bluewater” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

(b)  Seller reserves a right of access to the Assets to remove its signs and name from all Assets, or to confirm that Purchaser has done so, and Purchaser agrees to reimburse Seller promptly for any reasonable and documented third party costs incurred by Seller as a result of Purchaser’s failure to comply with the preceding paragraph. With respect to any Assets that Purchaser operates after the Closing, Purchaser shall promptly install signs complying with applicable governmental regulations

Section 6.9 Governmental Body Approval.

(a)  With respect to any Seller Operated Asset situated in the federal waters of the Outer Continental Shelf in which Purchaser is able to succeed Seller as the designated operator, Purchaser, as soon as possible after the Closing Date, shall file with BOEM or BSEE, as applicable, for approval all forms or other documents as may be required in connection with this Agreement, including any necessary Designation of Operator Forms (Form BOEM-1123), and any other forms or filings required by BSEE to name a successor operator, and diligently pursue BOEM’s approval of such change of operatorship. With respect to such Seller Operated Assets, the filing for approval of the aforementioned Designation of Operator Form 1123 shall precede the filing with BOEM or BSEE for approval of any Assignments of Record Title Interest (BOEM Form 150) or Assignments of Operating Rights (BOEM 151), or Assignments of Federal OCS Pipeline Right-of-Way Grant (BSEE Form 149), as applicable, in order to avoid any delay in BOEM’s or BSEE’s approval of the change of operatorship. With respect to the remaining Assets situated in the federal waters of the Outer Continental Shelf, Purchaser, as soon as possible after the Closing Date, shall file with BOEM or BSEE, as applicable, for approval of any Assignments of Record Title Interest (BOEM Form 150), Assignment of Operating Rights (BOEM Form 151), and Assignment of Federal OCS Pipeline Right-of-Way Grant (BSEE Form 149), and associated forms, as necessary to obtain approval of such transfers.

(b)  In furtherance of the foregoing, promptly after the Closing Date, Purchaser shall actively pursue BOEM or BSEE approval, as applicable, of the assignments of the Assigned Interests situated in the federal waters of the Outer Continental Shelf, and ownership thereof, from Seller to Purchaser. Purchaser shall take any and all action required by BOEM and BSEE, including posting of bonds or other security, in order to obtain such approval and shall provide Seller with evidence of such approval.

(c)  With respect to any Asset that is not situated in the federal waters of the Outer Continental Shelf, the transfer of which requires approval of a Governmental Body,

Purchaser, as soon as possible after the Closing Date, shall file with such Governmental Body for approval all forms and other documents as may be required in connection with this Agreement, including, where applicable, any necessary forms to succeed Seller as operator of such Asset and shall post such bonds or other security as may be required by such Governmental Body in connection with such approval request and thereafter provide Seller with evidence of such approval.

Section 6.10 Replacement of Bonds, Letters of Credit and Guarantees.

The Parties understand that none of the bonds, letters of credit, guarantees and other financial assurances (collectively, “Financial Assurances”), if any, posted by Seller with Governmental Bodies (including BOEM) and relating to the Assets are to be transferred to Purchaser. On or before Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, the corresponding Financial Assurances as necessary to permit the cancellation of the Financial Assurances posted by Seller to consummate the transactions contemplated by this Agreement. On or before Closing, Purchaser may also provide evidence satisfactory to Seller that such new Financial Assurances are not necessary as a result of existing Financial Assurances that Purchaser has previously posted as long as such existing Financial Assurances are adequate to comply with applicable Law and the requirements of Governmental Bodies.

Section 6.11 Further Assurances.

After Closing, Seller and Purchaser each agrees to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 6.12 Conveyances and Special Warranty.

The conveyances of the Assigned Interests to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit B (the “Conveyances”). Certain Assigned Interests or specific portions of the Assigned Interests that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyances and, as applicable, also are described and covered by Assignments of Record Title Interest (BOEM Form 150 or BSEE Form 149) and Assignments of Operating Rights (BOEM Form 151), and other separate assignments made by Seller to Purchaser on officially approved forms, or forms reasonably acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in any of such Conveyances. Further, except for the Special Warranty, such assignments shall be made without warranty of title, whether express, implied or otherwise and shall be made with all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyances as fully and only to the extent as though they were set forth in each such separate assignment. Should the law of a state other than Texas or Louisiana be deemed applicable under the Outer Continental Shelf Lands Act, then any provisions of applicable Law of such state parallel to those referenced in Sections 11.7, 11.8 and 11.9 shall also be deemed waived by Purchaser to the maximum extent allowed by applicable Law.

Section 6.13 Notice of Certain Events.

(a)  Each Party shall promptly give to the other Party written notice of: (i) its receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (ii) to the extent permitted by applicable Law, any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement.

(b)  Notwithstanding anything to the contrary herein, a Party’s good-faith failure to comply with Section 6.13(a) shall not provide the other Party hereto the right not to effect the transactions contemplated by this Agreement, except, in each case, to the extent that any other provision of this Agreement would independently provide such right.

Section 6.14 Insurance Matters.

Purchaser understands and acknowledges that, upon the Closing, the Assets and the Assigned Interests shall no longer be covered by Seller’s and/or its Affiliates’ insurance policies (the “Seller Policies”) and, accordingly, (i) from and after the Closing, Purchaser and/or its Affiliates shall be solely responsible to provide insurance coverage for the Assets and (ii) except as expressly set forth in Section 3.1 and for Claims of indemnification, no claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made against or with respect to the Seller Policies by Purchaser Indemnitees, or any of its Affiliates or any of their respective successors or assigns, or any Person subrogated to their rights.

Section 6.15 Seller’s Right to Supplement Schedules.

Prior to Closing, Seller has the right to supplement, correct or amend its Schedules relating to the representations and warranties set forth in Article 4 (“Seller’s Supplemented Schedules”); provided that solely in the event that (a) such Seller’s Supplemented Schedules would give rise to Purchaser’s right to terminate this Agreement pursuant to Section 10.1(c)(iii), (b) Purchaser affirmatively waives its right to so terminate and (c) Closing occurs, then such Seller’s Supplemented Schedules shall be deemed to have been included in Seller’s representations and warranties for all purposes of this Agreement and Purchaser shall be deemed to have waived the matters relating to such Schedules in regard to Purchaser’s obligation to close this transaction pursuant to Section 10.1(c)(iii).

Section 6.16 Suspense Funds.

Seller shall transfer and remit to Purchaser, in the form of an adjustment to the Purchase Price pursuant to Section 2.3(i), the Suspense Funds. Purchaser shall be solely responsible for the proper distribution of such Suspense Funds, solely to the extent of such adjustment, to the Person or Persons which or who are entitled to receive payment of the same.

Section 6.17 [ ].

Seller has disclosed and discussed with Purchaser the actions that Seller has taken and proposes to take with respect to [ ], particularly the [ ] (the “[ ]”). Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.17 (and Seller’s indemnity for breach thereof in Section 11.2(c)(i)) are the exclusive rights and remedies against Seller related to any matters caused by, arising out of or resulting from [ ]. For the avoidance of doubt, the inspection and repairs contemplated by this Section 6.17 need not be completed prior to Closing and shall not be deemed conditions to the consummation of the transactions contemplated by this Agreement.

(a)  Promptly, but in any event no later than October 1, 2019, Seller shall perform, or cause to be performed, [ ]. The cost of [ ] will be shared by the working interest owners as determined by Seller with Purchaser’s proportionate working interest share of such cost paid by Seller.

(b)  If [ ] (“[ ]”) determines that [ ], then Seller will have no further obligation or indemnity to Purchaser under this Section 6.17.

(c)  If [ ] determines that [ ], then Seller and Purchaser agree that Purchaser shall (i) repair the [ ] by [ ] identified on Exhibit A-2 and (ii) perform, or cause to be performed, [ ]. The Purchaser’s proportionate working interest share of such cost for (i) repair by [ ] (up to an amount equal to $7,400,000, proportionately reduced to Purchaser’s proportionate working interest share of such costs) and (ii) the [ ], in each case, shall be paid by Seller.

(d)  If [ ] determines that [ ], Seller and Purchaser agree that Purchaser shall repair [ ], and Seller shall reimburse Purchaser’s proportionate working interest share of all reasonable costs and expenses incurred in repairing [ ]; provided that Seller’s maximum liability for repairs on any individual [ ] shall be no more than Seller’s (or after Closing, Purchaser’s) proportionate working interest share of $7,400,000 per [ ].

(e)  Purchaser shall reasonably accommodate Seller’s performance of any [ ] that may be conducted after Closing.

Section 6.18 Management of Audits.

From and after the Closing Date, either Party shall inform the other Party in writing of any JV Audit Claims received by the receiving Party. Seller shall discharge its obligations under Section 1.4(b) in respect of each of the JV Audit Claims in a manner consistent with how Seller has previously conducted and managed similar audit claims prior to the Closing Date until a final resolution of such JV Audit Claim including any compromise or settlement thereof that has been agreed and accepted by the Auditing Party (provided that such settlement complies with the procedures set forth in Section 11.3(c) (including, for the avoidance of doubt, procedures for defending Third Party Claims) and, if applicable, provides for sufficient amount of time for Purchaser to make payments (if needed) consistent with the rest of this Section 6.18) or such JV Audit Claim has been withdrawn by the Auditing Party (“Audit Resolution”). Within five (5) Business Days following the Audit Resolution, Seller will notify Purchaser in writing of the same and of any amount owed to or by the Auditing Party (“Resolution Amount”) and the terms of the Audit Resolution. If the Resolution Amount is to be paid to the Auditing Party, then Purchaser shall promptly remit, or cause to be remitted, the Resolution Amount to the Auditing Party in accordance with the Audit Resolution. If the Resolution Amount is owed to the Auditing Party,

Purchaser will invoice Seller for the Resolution Amount within five (5) Business Days following Purchaser’s payment of the Resolution Amount and Seller shall reimburse Purchaser within five (5) Business Days following Seller’s receipt of said invoice. If the Resolution Amount is to be paid by the Auditing Party then Purchaser shall promptly remit, or cause to be remitted, such amount to Seller within five (5) Business Days following Purchaser’s receipt of such amount.

Section 6.19 Joint Account Billing.

(a)  Seller has paid the Exmar Payment prior to the Effective Time, and Purchaser agrees that upon approval of a development plan that uses such floating production system, Purchaser shall bill the other parties this cost as a direct cost under the applicable offshore operating agreements subject to such development plan such other parties’ proportionate share of the Exmar Payment. Amounts received from such billings shall be remitted to Seller.

(b)  If Seller pays more than its proportionate share with respect to a [ ], at the request of Seller, Purchaser shall bill such excess to the other parties to the applicable offshore operating agreement. Amounts received from such billing shall be remitted to Seller.

(c)  If the [ ] identified on Exhibit A-2 is utilized pursuant to Section 6.17(c), Purchaser shall bill the cost of such replacement [ ] to the parties to the applicable offshore operating agreement. Amounts received from such billing shall be remitted to Seller.

Article 7
TITLE AND ENVIRONMENTAL DUE DILIGENCE

Section 7.1 Title Due Diligence Examination.

(a)  For a period extending from the Execution Date up to 5:00 p.m. (local time in Houston, Texas) on the 30th day thereafter (the “Examination Period”), Seller shall afford to Purchaser and its authorized representatives reasonable access during normal business hours to the office, personnel and books and records of Seller in order for Purchaser to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Assets in order to determine whether Title Defects (as below defined) exist (“Purchaser's Title Review”); provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or impede the efforts of Seller to comply with its other obligations under this Agreement. Such books and records shall include all abstracts of title, title opinions, title files, lease files, assignments, division orders, operating records and agreements, and financial and accounting records appropriate for a title examination, in each case insofar as same may now be in existence and in the possession of Seller, excluding, however, any information that Seller is prohibited from disclosing by third party confidentiality restrictions for which Seller is unable to obtain consent to disclose after using commercially reasonable efforts to obtain such consent. The cost and expense of Purchaser's Title Review, if any, shall be borne solely by Purchaser. All requests for access to Seller's employees, contractors, offices, properties, books and records shall be made to such representatives as designated in writing by Seller (the “Designated Representatives”), which Designated Representatives shall be solely responsible for coordinating all such requests and all access permitted hereunder. Purchaser shall not contact any of the customers or suppliers of Seller or its working interest co-owners or operators, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Seller's Designated Representatives, which consent shall not be unreasonably withheld.

(b)  “Title Defect” shall mean any particular defect in or failure of Seller's ownership of any Asset: (A) that causes Seller to not have Defensible Title to such Asset and (B) regarding which a Title Defect Notice has been timely and otherwise validly delivered and that has attributable thereto a Title Defect Amount in excess of Five Hundred Thousand Dollars ($500,000). Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect: (1) defects or irregularities arising out of lack of corporate or company authorization or a variation in corporate or company name, unless Purchaser provides affirmative evidence that such corporate or company action was not authorized and results in another person's superior claim of title to the relevant Asset; (2) defects or irregularities that have been cured or remedied by the passage of time, including applicable statutes of limitation or statutes for prescription; (3) conventional rights of reassignment normally activated by an intent to abandon or release a lease and requiring notice to the holders of such rights; (4) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents; (5) limitations, defects or irregularities expressly noted on Exhibits A or A-1 as constituting a limitation, defect or irregularity; and (6) any failure to record any Lease or transfers in the chain of title to a Lease in the county or parish records; provided, however, any such transfer is on file with BOEM insofar as the same pertains to a federal offshore lease.

(c)  If Purchaser discovers any Title Defect affecting any of the Assets, Purchaser shall notify Seller of such alleged Title Defect prior to the expiration of the Examination Period. To be effective, such notice (“Title Defect Notice”) must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Title Defect in detail (including the basis for any alleged variance in a Net Revenue Interest or Working Interest), (iv) identify the specific Asset affected by such Title Defect and (v) suggest a value of such Title Defect as determined by Purchaser in good faith; provided, however, that the failure to include any of the above shall not invalidate any Title Defect if Purchaser has materially complied with the notice requirements set forth above. Any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Purchaser in accordance with the foregoing, shall be deemed to have been waived by Purchaser for all purposes. Upon the receipt of an effective Title Defect Notice from Purchaser, Seller shall have the option, but not the obligation, to attempt to cure the Title Defect prior to Closing. The Asset affected by such uncured Title Defect shall be a “Title Defect Property”.

(d)  With respect to each Title Defect that is not cured or waived on or before the Closing, the rights of Seller shall be as set forth in Sections 7.3 and 7.5, and in connection therewith, the Parties shall make a mutual determination as to the “Title Defect

Amount”, which shall mean, with respect to a Title Defect Property, the amount by which such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

(i)  If Purchaser and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)  The Title Defect Amount with respect to a Title Defect Property shall be determined by taking into consideration the “Allocated Value” (as set forth in Schedule 2.4) of the Asset subject to such Title Defect as follows: (A) if such Title Defect is in the nature of Seller's Net Revenue Interest in an Asset being less than the Net Revenue Interest set forth on Exhibit A-1 then Purchaser and Seller agree that the Purchase Price shall be reduced in an amount equal to the Allocated Value for the relevant Asset, or portion thereof, multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect; and (B) if such Title Defect is in the nature of a Lien, then Seller and Purchaser agree that the Purchase Price shall be reduced in the amount equal to the amount required to fully discharge such Lien; and

(iii)  If the Title Defect results from any matter not described in Section 7.1(d)(ii) above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(e)  As used in this Section 7.1:

(i)  “Defensible Title” means, as of the Closing Date, with respect to the Assets, such record title and ownership by Seller that:

(A)  entitles Seller to receive and retain not less than the percentage set forth in Exhibit A and Exhibit A-1 as Seller's “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from each well, unit or Exploratory Lease comprising such Asset as set forth in Exhibit A-1, through plugging, abandonment and salvage of all wells comprising or included in such Asset, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), non-consent elections under applicable operating agreements, or the entry into of pooling or unitization agreements, in each case, arising after the date hereof unless made in breach of the provisions of Section 6.3;

(B)  obligates Seller to bear not greater than the percentage set forth in Exhibit A and Exhibit A-1 as Seller’s Working Interest of the costs and expenses relating to the maintenance, development and operation of each well, unit or Exploratory Lease comprising such Asset, through plugging, abandonment and salvage of all wells comprising or included in such Asset, without a corresponding increase in the Net Revenue Interest for such well or unit, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), non-consent elections under applicable operating agreements, or the entry into of pooling or unitization agreements, in each case, arising after the date hereof unless made in breach of the provisions of Section 6.3; and

(C)  is free and clear of all defects, encumbrances and Liens, except Permitted Encumbrances.

(ii)  “Permitted Encumbrances” shall mean (A) Liens for Taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established; (B) normal and customary liens of co-owners under operating agreements, unitization or similar agreements, and pooling orders relating to the Assets, which obligations are not yet due and pursuant to which Seller is not in default; (C) mechanic's and materialman's liens relating to the Assets, which obligations are not yet due and pursuant to which Seller is not in default; (D) all approvals or rights to consent by, required notices to, filing with or other actions by Governmental Bodies, including the Louisiana State Mineral Board acting on behalf of the State of Louisiana and the BOEM, in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance; (E) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of operations, pipelines, or facilities or the like; (F) easements, rights-of-way, servitudes, permits and other rights, on, over or in respect of any of the Leases that do not materially interfere with the ownership or operation of the Assets as currently owned and operated; (G) all rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority; (H) preferential rights to purchase and consent to transfer requirements of any person, other than a party hereto or any Governmental Body (i) to the extent not triggered by the consummation of the transactions contemplated herein or (ii) if triggered by the consummation of the transactions contemplated herein, with respect to which waivers or consents shall have been obtained from the appropriate parties or the time period to exercise the preferential right to purchase or to withhold consent has expired; (I) warranties, encumbrances, carried interests, production payments, non-participating royalty interests, net profit interests and any overriding royalty interests, reversionary interests and other burdens to the extent they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, or increase Seller’s Working Interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest; (J) all Contracts applicable to the Assets to the extent they do not, individually or in the aggregate: (i) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, or increase Seller’s Working Interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest, and (ii) materially interfere with the ownership or operation of the Assets as currently owned and operated; and (K) any Title Defects as Purchaser may have expressly waived in writing, or, except with respect to any claims relating to or arising under the Special Warranty, which are deemed to have been waived under this Agreement.

Section 7.2 Environmental Due Diligence Examination.

(a)  Purchaser shall have the right to cause an environmental consultant reasonably acceptable to Seller (“Purchaser's Environmental Consultant”) to conduct a visual, non-invasive environmental review of the Assets during the Examination Period (“Purchaser's Environmental Review”). Purchaser’s Environmental Review shall not include any sampling, testing, monitoring or any invasive environmental review or investigation commonly referred to as a Phase II without the prior written consent of Seller, which such consent with respect to a Phase II may be withheld by Seller in its sole discretion. The cost and expense of Purchaser's Environmental Review, if any, shall be borne solely by Purchaser.

(b)  Unless otherwise required by applicable Law, Purchaser shall (and shall cause Purchaser's Environmental Consultant, if applicable, to) treat confidentially any matters revealed by Purchaser's Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Purchaser shall not (and shall cause Purchaser's Environmental Consultant, if applicable, to not) disclose any Environmental Information to any Governmental Body or other third party without the prior written consent of Seller. Unless otherwise required by applicable Law, Purchaser may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Purchaser, Purchaser's Environmental Consultant, if applicable, or any third party to whom Purchaser has provided any Environmental Information become legally compelled to disclose any of the Environmental Information to any Governmental Body or other third party, Purchaser shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller, at Seller's expense, to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Purchaser shall, only upon Seller’s request, deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Purchaser, upon Seller’s request, shall provide copies of any final environmental report(s) prepared by Purchaser’s Environmental Consultant to Seller without charge.

(c)  If Purchaser's Environmental Consultant discovers any Environmental Defect (as herein defined) affecting the Assets prior to the expiration of the Examination Period as a result of Purchaser’s Environmental Review, Purchaser shall notify Seller prior to the expiration of the Examination Period of such alleged Environmental Defect. To be effective, such notice (an “Environmental Defect Notice”) must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Environmental Defect in reasonable detail, including, (A) the written conclusion of Purchaser's Environmental Consultant, if applicable, that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in

Purchaser's Environmental Review, and (B) a separate, reasonably specific citation to at least one (1) provision of applicable Environmental Law alleged to be violated and the related facts that substantiate such violation, (iv) identify the specific Assets affected by such Environmental Defect and (v) set forth Purchaser's good faith estimate of the Environmental Defect Value, including the basis for such estimate and any material assumptions used by Purchaser’s Environmental Consultant to support such estimate; provided, however, that the failure to include any of the above shall not invalidate any Environmental Defect if Purchaser has materially complied with the notice requirements set forth above, except that Purchaser must provide at least one (1) provision of applicable Environmental Law. Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Purchaser in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Purchaser for purposes of this Section 7.2. Upon the receipt of an effective notice from Purchaser, Seller shall have the option, but not the obligation, to attempt to Remediate such Environmental Defect at any time prior to Closing. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Purchaser agrees to give Seller, on or before the end of each calendar week prior to the expiration of the Examination Period, written notice of all alleged Environmental Defects discovered by Purchaser during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period. Notwithstanding anything contained herein to the contrary, the failure to include a matter on a preliminary defect notice shall not waive any Environmental Defect if its properly set forth in a timely Environmental Defect Notice.

(d)  If any Environmental Defect described in a notice delivered in accordance with Section 7.2 is not Remediated on or before the Closing, the rights of Seller shall be as set forth in Sections 7.3 and 7.5.

(e)  As used in this Section 7.2:

(i)  “Environmental Defect” shall mean, with respect to any given Asset, an Environmental Condition which is a current or unresolved violation of, or gives rise to current obligations to Remediate such Environmental Conditions under, Environmental Laws, regarding which an Environmental Defect Notice has been timely and otherwise validly delivered and that has attributable thereto an Environmental Defect Value in excess of Five Hundred Thousand Dollars ($500,000). It is specifically acknowledged and agreed that (i) the presence in any wellbore, equipment, pipeline, flowline or vessel on or related to the Assets of, or any condition caused by or relating to, NORM, asbestos or asbestos containing materials and (ii) any Decommissioning Obligations shall not be deemed to constitute an Environmental Defect for purposes of this Agreement. The Parties agree that each Environmental Defect will be addressed as a single incident or condition, but that Environmental Defects of the same nature affecting multiple Assets may be aggregated to meet the attributable Environmental Defect Value minimum of Five Hundred Thousand Dollars ($500,000).

(ii)  “Environmental Defect Value” shall mean the costs to Remediate a particular Environmental Defect; provided, however, “Environmental Defect Value” shall not include (i) the costs of Purchaser’s and/or its Affiliate’s employees or agents, (ii) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities), (iii) overhead costs of Purchaser and/or its Affiliates, or (iv) costs and expenses that would not have been required under Environmental Laws as they exist at the Effective Time.

(iii)  “Remediate” shall mean action taken to correct an Environmental Defect to the extent required by Environmental Law in the most cost effective manner reasonably available, consistent with applicable Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize Hazardous Materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost effective manner reasonably available.

Section 7.3 Options of Seller with Respect to Title Defects and Environmental Defects.

With respect to Title Defects which Seller has elected not to cure, or Environmental Defects which Seller has elected not to Remediate, and/or has been unable to cure, or with respect to Environmental Defects, Remediate, on or before Closing, Seller shall have the option, by notice in writing to Purchaser on or before Closing, in each case subject to Purchaser’s rights under Section 7.6 below: (i) solely to the extent the aggregate value of the Title Defects and Environmental Defects affecting an Asset exceeds seventy-five percent (75%) of the Allocated Value of such Asset, to exclude the affected Asset from the purchase and sale and reduce the Purchase Price by an amount equal to the Allocated Value for such affected Asset as set forth in Schedule 2.4; (ii) solely with respect to Title Defects, to attempt to cure such Title Defect after the Closing (with any such Title Defect being called a “Post-Closing Defect”); (iii) to reduce the Purchase Price by the Title Defect Amount or Environmental Defect Value and complete the transaction contemplated, as provided herein, as to the affected Asset; (iv) to submit a dispute between Seller or Purchaser over the existence of a Title Defect or an Environmental Defect or the amount to remedy such Title Defect or Environmental Defect to arbitration pursuant to Section 12.17, or (v) only upon the prior written consent from Purchaser, indemnify Purchaser pursuant to a mutually agreed indemnity agreement, against any Covered Liabilities attributable to or resulting from the relevant Title Defect or Environmental Defect (the “Defect Indemnity”), in which case the affected Asset shall be conveyed to Purchaser at Closing and no adjustment shall be made to the Purchase Price. If Seller notifies Purchaser that Seller elects to exclude an Asset in accordance with subpart (i) above, then Purchaser shall have the right at its option, to elect to waive the Title Defect or Environmental Defect, in which case the affected Asset shall be conveyed to Purchaser at Closing with no adjustment to the Purchase Price. In the event Seller elects the option described in clause (ii), the transactions contemplated hereby will close as provided herein pursuant to the provisions of Section 7.4 and the amount equal to the lesser of (A) the applicable Title Defect Amount or Environmental Defect Value and (B) the Allocated Value for the Asset to which the

Post-Closing Defect pertains shall be deducted from the Adjusted Purchase Price otherwise payable at Closing and paid into an escrow account (the “Defects Escrow Account”) established with a federally insured savings or banking institution mutually acceptable to Purchaser and Seller (the “Defects Escrow Agent”) pursuant to the terms of an escrow agreement in a form mutually agreeable by Purchaser and Seller and to be styled the “Defects Escrow Agreement” (and for the avoidance of doubt, any portion of the Allocated Value of such Asset not paid into the Defects Escrow Account pursuant to this sentence shall be paid to Seller at Closing). In the event Seller elects the option described in clause (iv), the transactions contemplated hereby will close as provided herein pursuant to the provisions of Section 7.4 and the amount equal to Purchaser’s asserted Title Defect Amount shall be deducted from the Adjusted Purchase Price otherwise payable at Closing and paid into the Defects Escrow Account (and for the avoidance of doubt, any portion of the Allocated Value of such Asset not paid into the Defects Escrow Account pursuant to this sentence shall be paid to Seller at Closing). Any amount deposited into the Defects Escrow Account pursuant to this Section 7.3 will remain therein until released as provided in the Defects Escrow Agreement and in accordance with the provisions of Section 7.4. The Parties will structure the Defects Escrow Agreement in a manner to allow Seller to report the transaction under Section 453 of the Code.

Section 7.4 Resolution of Post-Closing Defects.

In the event that Seller elects the option described in Section 7.3(ii) or with respect to any Transfer Requirement deemed a Post-Closing Defect, Purchaser and Seller will act in good faith and reasonably cooperate after the Closing with respect to curing, a Post-Closing Defect. Purchaser shall provide Seller and its agents reasonable access to the Assets to cure any Post-Closing Defects. If Seller and Purchaser mutually agree that a Post-Closing Defect has been cured, then within two (2) Business Days after such determination, the amount withheld in the Defects Escrow Account with respect thereto (together with any interest earned thereon) shall be released to the Seller in accordance with the terms of the Defects Escrow Agreement. If Seller and Purchaser mutually agree that a Post-Closing Defect has been partially cured, then the Seller and Purchaser shall mutually determine the portion of the amount retained in the Defects Escrow Account with respect thereto (together with any interest earned thereon) that should be paid to Purchaser to compensate it for the uncured portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to the Seller (together with any interest earned thereon) in accordance with the terms of the Defects Escrow Agreement. If, at the end of the one hundred seventy five (175) day period commencing on the Closing Date (the “Cure Period”), Seller has been unable to cure a Post-Closing Defect (and there is no dispute as to whether or not it has been cured), the amount held in the Defects Escrow Account with respect to such Post-Closing Defect (together with any interest earned thereon), as adjusted to the extent the Title Defect Amount with respect to such Post-Closing Defect has decreased as a result of Seller’s efforts to cure, shall be the released to the Purchaser in accordance with the terms of the Defects Escrow Agreement. If, at the end of the Cure Period, the Seller and Purchaser are unable to agree whether there has been a satisfactory resolution of a Post-Closing Defect or are unable to agree on an adjusted Title Defect Amount, then such disagreement shall be resolved as provided in Section 12.17. With respect to any Transfer Requirement deemed a Post-Closing Defect that is not cured or waived at the end of the Cure Period despite commercially reasonable efforts to obtain the Transfer Requirement, Purchaser shall have the option to (a) exclude the Assets subject to the Transfer Requirements and such Assets shall be deemed Excluded Assets for all purposes hereunder, (b) waive such Transfer Requirements and have Seller convey such Assets within five (5) Business Days of Purchaser’s election or (c) elect to have the Parties use commercially reasonably efforts to take such other action or put into place such other arrangements as are permissible with respect to the affected Asset so as to provide the Parties with the same economic results as would otherwise resulted if the Transfer Requirement had been obtained. In regards to such uncured or unwaived Transfer Requirement, if Purchaser elects option (a) above, then the Parties shall instruct the Defects Escrow Agent to release to Purchaser the amount deposited into the Defects Escrow Account for such Post-Closing Defect, and if Purchaser elects option (b) above, then the Parties shall instruct the Defects Escrow Agent to release to Seller the amount deposited into the Defects Escrow Account for such Post-Closing Defect. With respect to any Assets subject to a dispute pursuant to Section 7.3(iv) within two (2) Business Days after an arbitration decision is rendered pursuant to Section 12.17, Seller and Purchaser shall release from the Defects Escrow Account to Seller or Purchaser, as applicable, the amounts set forth in such arbitration decision (together with any interest earned thereon) in accordance with the terms of the Defects Escrow Agreement.

Section 7.5 Condition Precedent to Any Adjustment of the Purchase Price for Title Defects and Environmental Defects.

Notwithstanding anything to the contrary contained in this Agreement, and subject to the effect of the alternative remedies set forth in Section 7.3 and Section 7.6, (i) if the aggregate adjustment to the Purchase Price, determined in accordance with this Agreement for all Title Defects and Environmental Defects, is less than or equal to two percent (2%) of the Purchase Price (the “Defect Deductible”), then no adjustment of the Purchase Price shall be made therefor, and all such defects shall be considered as waived by Purchaser for all purposes under this Agreement; and (ii) if the aggregate adjustment to the Purchase Price, determined in accordance with this Agreement for all Title Defects and Environmental Defects, is greater than the Defect Deductible, then the Purchase Price shall be adjusted by the amount of Title Defects and Environmental Defects in excess of the Defect Deductible, subject, however, to the alternative remedies provided for in Section 7.3. The Title Defect Amount or Environmental Defect Value associated with any Asset excluded by Seller pursuant to Section 7.3(i), or associated with any Asset subject to a Defect Indemnity under Section 7.3(v), or associated with a Title Defect or Environmental Defect that has been cured prior to Closing or associated with an uncured Transfer Requirement deemed a Post-Closing Defect, shall not be included in the calculations conducted pursuant to this Section 7.5.

Section 7.6 Purchaser’s Right to Exclude. Purchaser, at its option, may exclude an Asset, which, for Environmental Defects must be exercised on or before Closing, and for Title Defects, must be exercised as follows: (i) for Post-Closing Defects that are not cured during the Cure Period, Purchaser must exercise such right within five (5) Business Days after the end of the Cure Period, (ii) for any Title Defects determined to exist pursuant to an arbitration decision rendered pursuant to Section 12.17, Purchaser must exercise such right within five (5) Business Days after such arbitration decision is rendered) and (iii) for all other Title Defects, Purchaser must exercise such right on or before Closing (the “Exclusion Option”), if such Asset is subject to a Title Defect or Environmental Defect for which the amount of the adjustment asserted by Purchaser exceeds seventy-five (75%) of the Allocated Value for such Asset. If Purchaser elects to exclude an Asset on or prior to Closing (in accordance with this Section 7.6), then the affected Asset shall not be conveyed at Closing and the Adjusted Purchase Price shall be reduced in accordance with Section 2.3(e). If Purchaser elects to exclude an Asset after Closing has occurred (in accordance with this Section 7.6), then if such Asset was conveyed to Purchaser at Closing, Purchaser shall then execute and deliver to Seller or its designee a conveyance (in a form mutually agreed by the Parties) of such Asset. In such case, the Adjusted Purchase Price will be reduced in an amount equal to the Allocated Value of such Asset (subject to repayment of any Purchase Price adjustments having previously been made in respect thereof, if any) and the Parties shall cause the Defects Escrow Agent to disburse the applicable funds to Purchaser; provided, however, that to the extent the entire Allocated Value of such Asset was not deposited into the Defects Escrow Account at Closing, then Seller shall, concurrently with the delivery of the conveyance, pay to Purchaser by wire transfer of immediately available funds, any amounts delivered to Seller at Closing with respect to such Asset. Any such Asset excluded by Purchaser pursuant to this Section 7.6 shall be an Excluded Asset.

Section 7.7 Waiver and Remedies.

Except as set forth in Section 4.16 and subject to any Defect Indemnity entered into pursuant to this Article 7 with respect to an Environmental Defect, Purchaser waives for all purposes all objections associated with the Environmental Condition of the Assets (including Environmental Defects), unless raised in a valid Environmental Defect Notice prior to the expiration of the Examination Period. Except as set forth in Section 4.16, the rights and remedies granted Purchaser in this Article 7 are the exclusive rights and remedies against Seller related to any matters constituting an Environmental Defect or any environmental, health or safety matter.

Article 8
CONDITIONS TO CLOSING

Section 8.1 Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a)  Representations. The representations and warranties of Purchaser set forth in Article 5 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for breaches of such representations and warranties that would not have a Material Adverse Effect in the aggregate; provided that, solely for the purposes of determining whether a representation or warranty of Purchaser has been breached in this Section 8.1(a) only, each such representation or warranty that is expressly qualified in its terms by “materiality”, “Material Adverse Effect” or other similar qualifications shall be read as if such qualification did not exist; and provided further that, solely for purpose of determining whether or not the conditions to Closing set forth in this Section 8.1(a) have been met, any breach(es) of Purchaser’s representations and warranties set forth in Article 5 that, after giving effect to the exclusions contained in the definition of “Material Adverse Effect,” would cause Seller to incur any Damages in an aggregate amount equal to or greater than $500,000,000 shall be deemed to create a “Material Adverse Effect”.

(b)  Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to the Closing;

(c)  No Violation of Orders. No preliminary or permanent injunction or other Order issued by any Governmental Body that prohibits the consummation of the transactions contemplated hereby shall be in effect;

(d)  Deliveries. Purchaser shall be ready, willing and able to deliver to Seller duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Purchaser under Section 9.3;

(e)  HSR. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;

(f)  Payment. Purchaser shall be ready, willing and able to pay the Closing Payment; and

(g)  Title Defects, Environmental Defects and Purchase Price Adjustments. Subject to the thresholds, deductibles and other limitations set forth in Section 3.1, Section 6.6, Section 7.1(b), Section 7.2(e)(i), or Section 7.5, as applicable, the sum of: (i) all Title Defect Amounts reasonably asserted by Purchaser in good faith with respect to any Title Defect, unless such Title Defect is cured prior to Closing, plus (ii) all Environmental Defect Values reasonably asserted by Purchaser in good faith with respect to any Environmental Defect, unless such Environmental Defect is Remediated by Seller prior to Closing, plus (iii) the sum of the adjustments to the Purchase Price due to any loss of Assets due to casualty loss or condemnation, shall be, in the aggregate, less than 10% of the Purchase Price.

Section 8.2 Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a)  Representations. The representations and warranties of Seller set forth in Article 4 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for breaches of such representations and warranties that would not have a Material Adverse Effect in the aggregate; provided that, solely for the purposes of determining whether a representation or warranty of Seller has been breached under this Section 8.2(a) only, each such representation or warranty that is expressly qualified in its terms by “materiality”, “Material Adverse Effect” or other similar qualifications shall be read as if such qualification did not exist; and provided further that, solely for purpose of determining whether or not the conditions to Closing set forth in this Section 8.2(a) have been met, any breach(es) of Seller’s representations and warranties set forth in Article 4 that, after giving effect to the exclusions contained in the definition of “Material Adverse

Effect,” would cause Purchaser to incur any Damages in an aggregate amount equal to $500,000,000 shall be deemed to create a “Material Adverse Effect”.

(b)  Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to the Closing;

(c)  No Violation of Orders. No preliminary or permanent injunction or other Order issued by any Governmental Body that prohibits the consummation of the transactions contemplated hereby shall be in effect;

(d)  Deliveries. Seller shall be ready, willing and able to deliver to Purchaser duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Seller under Section 9.2;

(e)  HSR. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated; and

(f)  Title Defects, Environmental Defects and Purchase Price Adjustments. Subject to the thresholds, deductibles and other limitations set forth in Section 3.1, Section 6.6, Section 7.1(b), Section 7.2(e)(i), or Section 7.5, as applicable, the sum of: (i) all Title Defect Amounts reasonably asserted by Purchaser in good faith with respect to any Title Defect, unless such Title Defect is cured prior to Closing, plus (ii) all Environmental Defect Values reasonably asserted by Purchaser in good faith with respect to any Environmental Defect, unless such Environmental Defect is Remediated by Seller prior to Closing, plus (iii) the sum of the adjustments to the Purchase Price due to any loss of Assets due to casualty loss or condemnation, shall be, in the aggregate, less than 10% of the Purchase Price.

Section 8.3 Frustration of Closing Conditions; Breaches.

(a)  Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such Party’s breach of, or failure to comply with, any provision of this Agreement.

(b)  If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date (other than on a specified date) shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement is cured to the reasonable satisfaction of (i) Purchaser, as to Seller’s breach, and (ii) Seller, as to Purchaser’s breach, and Closing occurs, then such breach shall be considered not to have occurred for all purposes of this Agreement.

Article 9
CLOSING

Section 9.1 Time and Place of Closing.

(a)  Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place in the offices of Seller in Houston, Texas, at 10:00 A.M. local time, on (i) May 30, 2019 (the “Target Closing Date”) or (ii) if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived by such date, as soon as possible (and in no event more than two (2) Business Days) after such conditions have been satisfied or waived (other than, for the avoidance of doubt, such conditions that by their nature are to be satisfied at the Closing).

(b)  The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2 Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser the following (in multiple originals where appropriate):

(a)  the Conveyances, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b)  a duly executed joint instruction letter directing the Escrow Agent to pay the Deposit to Seller;

(c)  applicable transfers on BOEM Form 150 of federal leases comprising portions of the Assets in which Seller has Record Title Interest, duly executed by Seller;

(d)   applicable transfers on BOEM Form 151 of federal leases comprising portions of the Assets in which Seller has Operating Rights, duly executed by Seller;

(e)  applicable transfers on BSEE Form 149 of federal rights-of-way comprising portions of the Assets in which Seller has Record Title Interest, duly executed by Seller;

(f)  a Designation of Operator BOEM Form 1123, duly executed by Seller and designating Purchaser for each of the Seller Operated Assets in which Purchaser is able to succeed Seller as operator;

(g)  such other forms (including, without limitation, oil spill financial responsibility forms) as may be required by any Governmental Body in connection with the transfer and approval of the Assets from Seller to Purchaser or with respect to the designation of Purchaser as operator of any Seller Operated Assets, requiring execution by Seller;

(h)  a certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled;

(i)  a duly executed certificate from each of LBH and LEO (or, if applicable, the Person from whom LBH or LEO is disregarded as an entity separate from for U.S. federal income tax purposes) conforming to the requirements of Treasury Regulation §1.1445-2(b)(2) and Section 1446(f)(2) of the Code, certifying that such Person is not a “foreign person” within the meaning of Section 1445 of the Code and Section 1446(f)(2) of the Code, in form and substance reasonably satisfactory to Purchaser and dated as of Closing Date;

(j)  the Transition Services Agreement in the form attached hereto as Exhibit D duly executed by Seller;

(k)  an assignment of the DH LLC Class A Membership Interests in the forms attached hereto as Exhibit F-1 and Exhibit F-2;

(l)  the share certificates representing all of the DH LLC Class A Membership Interests, duly endorsed in blank or accompanied by share powers duly executed in blank; and

(m)  (i) a release (in forms acceptable to Purchaser) of Liens made by Seller or its Affiliates affecting the Assets and (ii) any applicable payoff letters regarding the releases described in subpart (i) above.

Section 9.3 Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller the following:

(a)  a wire transfer of the Closing Payment in same-day funds to an account of LBH, on behalf of Seller, designated by Seller, by notice to Purchaser (such notice not later than one (1) Business Day prior to the Closing Date) and less any amounts to be deposited by Purchaser in the Defects Escrow Account pursuant to the terms of this Agreement;

(b)  the Conveyances, duly executed by Purchaser;

(c)  a duly executed joint instruction letter directing the Escrow Agent to pay the Deposit to Seller;

(d)  any amounts to be delivered pursuant to this Agreement to the Defects Escrow Agent;

(e)  applicable transfers on BOEM Form 150, duly executed by Purchaser;

(f)  applicable transfers on BOEM Form 151, duly executed by Purchaser;

(g)  applicable transfers on BSEE Form 149, duly executed by Purchaser;

(h)  a Designation of Operator BOEM Form 1123, duly executed by Purchaser, with respect to each of the (i) Seller Operated Assets in which Purchaser is able to succeed Seller as operator and (ii) Leases in which a third party is the designated operator;

(i)  such other forms (including, without limitation, oil spill financial responsibility forms) as may be required by any Governmental Body in connection with the transfer and approval of the Assets from Seller to Purchaser or in connection with the operatorship of any of the Assets, requiring execution by Purchaser;

(j)  copies of all Financial Assurances required to be obtained by Purchaser under Section 6.10 or written evidence that Purchaser is not required under Section 6.10 to obtain such items;

(k)  a certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled;

(l)  the Transition Services Agreement in the form attached hereto as Exhibit D duly executed by Purchaser; and

(m)  an assignment of the DH LLC Class A Membership Interests in the forms attached hereto as Exhibit F-1 and Exhibit F-2.

Section 9.4 Closing Payment.

Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a preliminary settlement statement setting forth Seller’s good-faith estimate of the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in this Agreement (including Section 2.3). The estimate delivered in accordance with this Section 9.4 shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing, after crediting the amount of the Deposit then held by Seller (the “Closing Payment”).

Section 9.5 Final Settlement.

No later than one hundred eighty (180) days following the Closing Date (“Final Settlement Date”), Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments (including any amounts otherwise owed by Purchaser to Seller under the terms of this Agreement or the Transition Service Agreement) provided for in this Agreement (the “Adjusted Purchase Price Notice”). If Purchaser objects to or disputes the calculation of the Adjusted Purchase Price, it will notify Seller in writing (such notice, the “Objection Notice”) of its disputes or objections no later than sixty (60) days after Purchaser’s receipt of the Adjusted Purchase Price Notice and will set forth, in writing and in reasonable detail, the reasons for the disputes or objections, and Purchaser shall be deemed to have agreed with all other items and amounts contained in the Adjusted Purchase Price Notice. If Purchaser fails to provide an Objection Notice on or before twenty (20) days after Purchaser’s receipt of the Adjusted Purchase Price Notice, Purchaser will be deemed to have accepted the

Adjusted Purchase Price as set out in the Adjusted Purchase Price Notice, and the Parties shall proceed under the terms of Section 9.6. If Purchaser delivers an Objection Notice prior to the end of such twenty (20) day period, Seller and Purchaser will endeavor in good faith to resolve any disputed matters no later than fifteen (15) Business Days after receipt by Seller of the Objection Notice. If Seller and Purchaser are unable to resolve the disputed matters within ten (10) Business Days after such fifteen (15) Business Day period, Seller and Purchaser will appoint one of the “big four” public accounting firms with which neither Purchaser nor Seller has a material relationship (the “Independent Expert”) to resolve the matters in dispute, and Seller and Purchaser shall cooperate to provide the Independent Expert with all requested information such firm deems necessary to resolve the dispute. In resolving the matters in dispute, the Independent Expert shall consider only the calculation made by Seller in the Adjusted Purchase Price Notice as to which Purchaser has disagreed, and make its own calculation with respect to those items solely based on the terms and conditions set forth in this Agreement. Such independent accountants shall deliver to Purchaser and Seller, as promptly as practicable, a report setting forth such calculation; the determination of such firm in respect of the correctness of each matter remaining in dispute will be final, binding and conclusive on Seller and Purchaser. The fees and expenses related to the work of the Independent Expert will be paid by fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. For the sake of clarity, the Independent Expert shall act solely as an accountant expert, and not as an arbitrator, and shall reject any disputes brought to it on any matter other than those expressly provided for in this Section 9.5.

Section 9.6 Final Settlement Payments.

Within ten (10) days after the date on which the Parties or the Independent Expert, as applicable, finally determines the disputed matters or after the date on which Purchaser accepts or is deemed to have accepted Seller’s calculation of the Adjusted Purchase Price under Section 9.5, (i) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (ii) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable. Any post-closing payment pursuant to Section 9.5 shall bear interest from the Closing Date to the date of payment at the Agreed Interest Rate. All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Seller set forth in Section 12.3. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to the account of Purchaser set forth in Section 12.3.

Section 9.7 Filings and Related Matters.

From and after Closing, Purchaser shall be responsible for filing and recording of the Conveyances and other instruments of transfer contemplated by this Agreement. Purchaser shall bear all costs and fees associated with such filing and recording, either directly or via credit to Seller in the Adjusted Purchase Price Notice. Purchaser shall supply the other Party with a true and accurate photocopy of each recorded and filed Conveyance and governmental form of transfer within a reasonable period of time after such documents are available. As promptly as practicable after the Closing, Purchaser shall notify all pertinent operators, non-operators, oil or gas purchasers, Government Bodies, lessors and royalty owners that it has purchased the Assigned Interests.

Article 10
TERMINATION

Section 10.1 Termination.

Subject to Section 10.2, this Agreement may be terminated at any time prior to or on the Closing Date:

(a)  by mutual written consent of Seller and Purchaser;

(b)  by Seller, except as provided otherwise below, by written notice to Purchaser, if:

(i)  the Closing shall not have occurred on or prior to August 1, 2019 (the “Termination Date”) or such later date as the Parties may agree upon; provided, however, that Seller’s right to terminate this Agreement under this Section 10.1(b)(i) shall not be available if Seller’s failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date; or

(ii)  a Governmental Body having competent jurisdiction shall have issued an Order (other than a temporary restraining order), or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, and such Order or action is final and non-appealable; provided, however, that Seller’s right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available if Seller’s failure to perform any of its obligations pursuant to this Agreement resulted in the entry of the Order or the taking of such other action; or

(iii)  if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.1(a) or Section 8.1(b) not to be satisfied, and such conditions are incapable of being satisfied by the Termination Date or, if curable, is not cured within thirty (30) days of receipt by Purchaser of written notice of such breach or failure; provided that Seller is not then in breach of this Agreement so as to cause any of the other conditions in Article 8 that are to be observed or performed by Seller not to be satisfied; or

(iv)  (A) The conditions set forth in Section 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) as of the Target Closing Date; (B) Seller has provided notice to Purchaser in writing, which such notice may not be delivered prior to the Target Closing Date that Seller is ready, willing and able to consummate the Closing; and (C) Purchaser shall have failed to consummate the Closing within five (5) Business Days following the receipt of such notice; then Seller may either (y) terminate this Agreement or (z) enforce specific performance pursuant to Section 10.3, in each case, with prior written notice; provided that, for clarity, in no event shall the termination right provided in this Section 10.1(b)(iv) be available to Seller prior to the Target Closing Date; or

(v)  if Purchaser fails to pay the Deposit on or before 5:00 p.m. (Central Time) on the first (1st) Business Day immediately following the Execution Date.

(c)  by Purchaser, by written notice to Seller, if:

(i)  the Closing shall not have occurred on or prior to the Termination Date or such later date as the Parties may agree upon; provided, however, that Purchaser’s right to terminate this Agreement under this Section 10.1(c)(i) shall not be available if Purchaser’s failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date; or

(ii)  a Governmental Body having competent jurisdiction shall have issued an Order (other than a temporary restraining order), or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, and such Order or action is final and non-appealable; provided, however, that Purchaser’s right to terminate this Agreement under this Section 10.1(c)(ii) shall not be available if Purchaser’s failure to perform any of its obligations pursuant to this Agreement resulted in the entry of the Order or the taking of such other action; or

(iii)  if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Termination Date or, if curable, is not cured within thirty (30) days of receipt by Seller of written notice of such breach or failure, provided that Purchaser is not then in breach of this Agreement so as to cause any of the other conditions in Article 8 that are to be observed or performed by Purchaser not to be satisfied.

(d)  Notwithstanding anything to the contrary contained herein, the Termination Date may be extended one time for a period not to exceed thirty (30) days by either Seller or Purchaser by written notice to the other Party prior to the Termination Date if the transactions contemplated by this Agreement shall not have been consummated as a result of the conditions set forth in Section 8.1(e) or Section 8.2(e) failing to have been satisfied; provided, however, that such right of extension shall not be available to any Party unless such Party has performed or is ready, willing and able to perform all of the conditions precedent that it must perform for the benefit of the other Party and which are to be performed or observed at or prior to Closing.

(e)  If this Agreement is terminated (i) pursuant to Section 10.1(b)(i) (and with respect to such termination, the Termination Date is reached solely due to a material breach of Purchaser, and Seller is not also in material breach of this Agreement as of such time), Section 10.1(b)(iii), or Section 10.1(b)(iv), the Parties shall instruct the Escrow Agent to deliver the Deposit to Seller or (ii) for any other reason (excluding termination pursuant to Section 10.1(b)(v)), the Parties shall instruct the Escrow Agent to deliver the Deposit to Purchaser, in either case, free of any claims by the other Party or any other Person with respect thereto, and each Party shall have no further liability hereunder of any nature whatsoever to the other Party, including any Covered Liabilities (except for the provisions of Section 4.5, Section 5.4, Section 6.4, and Section 12.6 and the Confidentiality Agreement which shall continue in full force and effect in accordance with their terms), and the Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement. Within two (2) Business Days following termination of this Agreement, the Parties shall execute and deliver to the Escrow Agent a written instruction directing the Escrow Agent to disburse the Deposit to the Party entitled to same pursuant to this Section 10.1(e).

(f)  If this Agreement is terminated pursuant to Section 10.1(b)(v), each Party shall have no further liability hereunder of any nature whatsoever to the other Party, including any liability for Damages (except for the provisions of Section 4.5, Section 5.4, Section 6.4, and Section 12.6 and the Confidentiality Agreement which shall continue in full force and effect in accordance with their terms), and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction or limitation under this Agreement.

Section 10.2 Effect of Termination.

No termination of this Agreement pursuant to Section 10.1 shall be effective until written notice thereof is given to the non-terminating Party specifying the provision hereof pursuant to which such termination is made. If validly terminated pursuant to Section 10.1, this Agreement shall, subject to this Section 10.2, become wholly void and of no further force and effect (except for the provisions of Sections 4.5, 5.4, 6.4, 6.5, 10.2, 10.3, 11.7, 11.8, 11.9, 12.2, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12, 12.13, 12.14, 12.15, 12.16, 12.17(a), 12.18, 12.19 and of the Confidentiality Agreement all which shall survive the termination of this Agreement and continue in full force and effect in accordance with their respective terms) and the transactions contemplated hereby shall be abandoned without any further action by or liability to any Party or to any Affiliate of a Party, or their respective members or shareholders or representatives, and following such termination Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement, and no Party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement to any other Party except as set forth in Section 10.3; provided, that the termination of this Agreement shall not relieve any party hereto from any liability for (i) fraud or (ii) any willful breach of, or willful failure to perform any obligation under, any covenant or agreement contained in this Agreement (including, in the case of Purchaser, any failure to have sufficient immediately available funds for the consummation of the transactions contemplated hereby).

Section 10.3 Specific Performance.

In lieu of seeking the Deposit as a remedy in accordance with Section 10.1(e), as the non-breaching Party’s sole remedy under this Agreement, the Parties shall be entitled to specific performance of this Agreement, it being specifically agreed that monetary damages will not be sufficient to compensate the non-breaching Party, and this right shall include the right of the non-breaching Party to cause the transactions contemplated hereby to be consummated in accordance with the terms of this Agreement. The breaching Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to specifically enforce the terms and provisions of this Agreement to enforce compliance with, the covenants and agreements of the breaching Party under this Agreement. The non-breaching Party shall not be required to provide any bond or other security in connection with seeking an injunction or injunctions to enforce specifically the terms and provisions of this Agreement. The Parties hereto further agree that (a) by seeking the remedies provided for in this Section 10.3, the non-breaching Party shall not in any respect waive its right to seek any other form of relief in law or in equity that may be available to it and (b) nothing set forth in this Section 10.3 shall require the non-breaching Party to institute any Proceeding for (or limit the non-breaching Party’s right to institute any Proceeding for) specific performance under this Section 10.3 prior or as a condition to exercising any termination right under this Article 10. Notwithstanding anything contained herein to the contrary, (x) if Seller elects to receive the Deposit as liquidated damages in accordance with Section 10.1(e), then Seller shall not be entitled to seek specific performance of this Agreement, and (y) if the non-breaching Party elects to seek specific performance, the non-breaching Party shall not be entitled to receive the Deposit under Section 10.1(e); provided that if the non-breaching Party withdraws its claim for specific performance or is unable to enforce specific performance, it may elect to receive the Deposit as its sole remedy, or, if the non-breaching Party is Purchaser, in addition to a return of the Deposit, sue for Damages not to exceed an amount equal to the Deposit.

Article 11 POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1 Receipts.

(a)  Except as otherwise provided in this Agreement, any production from or attributable to the Assigned Interests (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assigned Interests (excluding the Purchase Price) which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.5 shall be treated as follows: (i) all production from or attributable to the Assigned Interests (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned and Property Costs incurred with respect to the Assigned Interests to which Purchaser is entitled and/or responsible for under Section 1.4 shall be the sole property, entitlement and responsibility of Purchaser, and, to the extent received by or invoiced to Seller, Seller shall fully disclose, account for and remit the same to Purchaser within ten (10) days of Seller’s receipt of the same, and (ii) all production from or attributable to the Assigned Interests (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned and Property Costs incurred with respect to the Assigned Interests to which Seller is entitled and/or responsible for under Section 1.4 shall be the sole property, entitlement and responsibility of Seller and, to the extent received by or invoiced to

Purchaser, Purchaser shall fully disclose, account for and remit the same to Seller within ten (10) days of Purchaser’s receipt of the same.

(b)  Notwithstanding any other provisions of this Agreement to the contrary, Seller shall be entitled to retain (and Purchaser shall not be entitled to any decrease to the Purchase Price in respect of) all overhead charges it has collected, billed or which shall be billed later, relating to the Assets operated by Seller and relating to the period from the Effective Time to the date Seller relinquishes operatorship of the applicable Assets operated by Seller, even if after the date of Closing.

(c)  Following Closing, Purchaser agrees to reasonably cooperate with Seller, at Seller’s reasonable request (and at Seller’s sole cost and expenses) in Seller’s exercise of its rights to refunds of, or rebate, abatement or recovery for, certain costs in clause (c) in the definition of Excluded Assets.

Section 11.2 Assumption and Indemnification.

(a)  Without limiting Purchaser’s rights to indemnity under this Article 11, on the Closing Date, and except with respect to any Retained Obligations and any Excluded Assets, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the Covered Liabilities of Seller related to, caused by, arising out of, or attributable to or arising under or from the Assigned Interests prior to, on, or after the Effective Time, including, without limitation, the HHI Contract, the Decommissioning Obligations, the Environmental Obligations and any other Covered Liabilities related to, attributable to or arising under the operation and/or ownership of the Assets (the foregoing, collectively, in each case including obligations triggered by the consummation of the transactions contemplated hereby, the “Assumed Seller Obligations”).

(b)  From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller Indemnitees from and against all Damages incurred or suffered by Seller Indemnitees:

(i)  caused by, arising out of or resulting from the Assumed Seller Obligations;

(ii)  caused by, arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements that survive the Closing; or

(iii)  caused by, arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in this Agreement or in the certificate delivered by Purchaser pursuant to Section 9.3(k).

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER INDEMNITEES OR ANY OTHER PERSON.

(c)  From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser Indemnitees against and from all Damages actually suffered by Purchaser Indemnitees to the extent (the “Seller Indemnity Obligations”):

(i)  caused by, arising out of or resulting from any breach during the applicable survival period of any of Seller’s covenants or agreements that survive the Closing;

(ii)  caused by, arising out of or resulting from any breach during the applicable survival period of any representation or warranty made by Seller contained in this Agreement or in the certificate delivered by Seller pursuant to Section 9.2(h);

(iii)  caused by, arising out of or resulting from the Excluded Assets; and

(iv)  caused by, arising out of or resulting from the Retained Obligations.

(d)  Notwithstanding any provision of this Agreement to the contrary, any claim for indemnity to which a Seller Indemnitee or Purchaser Indemnitee is entitled must be asserted by and through Seller or Purchaser, as applicable.

Section 11.3 Indemnification Actions.

(a)  For purposes of this Article 11, the term “Indemnifying Party” when used in connection with particular Damages shall mean the Party or Parties against whom indemnification is sought pursuant to this Article 11, and the term “Indemnified Party” when used in connection with particular Damages shall mean the Person or Persons asserting the right to be indemnified with respect to such Damages by another Party or Parties pursuant to this Article 11. Without prejudice to and subject to Section 12.19 and the limitations of LBH and LEO as the Seller, all claims by any Indemnified Party under this Article 11 shall be asserted and resolved as follows:

(b)  In the event that (i) any suit, action, or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation (each, a “Proceeding”) is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claims, “Claims”), the Indemnified Party shall, promptly after it becomes aware of a Third Party Claim, or facts supporting a Direct Claim, send to the Indemnifying Party a written notice specifying the nature of such Proceeding and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Proceeding) (a “Claim Notice”), together with copies of the complaint served on or received by the Indemnified Party in the case of a Third Party Claim; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have adversely prejudiced the Indemnifying Party.

(c)  In the event of a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim and be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party in connection with such Proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party or any other costs or expenses with respect to the defense of a Third Party Claim except as set forth below). Notwithstanding an Indemnifying Party's election to defend such Third Party Claim and appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel, but the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel only if (i) the use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a material conflict of interest that would prevent the retained counsel from providing an adequate defense for the Indemnified Party or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim; provided, that notwithstanding such failure to employ counsel within a reasonable time, the Indemnifying Party shall have the right to assume the defense of such Third Party Claim by appointment of counsel reasonably acceptable to the Indemnified Party and the Indemnifying Party shall thereafter cease to be responsible for the fees and expenses of counsel appointed by the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in defending and contesting any Proceeding which the Indemnifying Party defends, or, if appropriate and related to the Proceeding in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent, in either case, shall not be unreasonably withheld, delayed or conditioned), unless, in the case of this clause (ii), the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. In the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (except in the event the Indemnifying Party unreasonably withheld, delayed or conditioned its consent), each Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article 11 with respect to such Third Party Claim. If the Indemnifying Party makes any payment on any Third Party Claim, then the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim. Solely with respect to Third Party Claims, from and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, representatives and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates; provided, however, that access shall not be granted to any information which is protected by attorney work product protections, attorney client privileges, or any similar protections and privileges. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party.

(d)  In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice in case the Indemnifying Party disputes such claim.

Section 11.4 Limitation on Actions.

(a)  All representations and warranties of Seller and Purchaser contained herein as well as the Special Warranty set forth in the Conveyances shall survive until the date that is eighteen (18) months counted from and after the Closing Date and expire thereafter; provided, however, that the representations and warranties of Seller contained in Sections 4.2, 4.3, and 4.5, and the representations and warranties of Purchaser contained in Sections 5.1, 5.2 and 5.4 shall survive indefinitely, the representations and warranties of Seller contained in Section 4.7 shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations. The covenants and other agreements of Seller and Purchaser set forth in this Agreement to be performed on or before Closing shall expire on the day following the Closing Date and each other covenant and agreement of Seller and Purchaser shall survive the Closing until fully performed in accordance with its terms and expire thereafter. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person; provided that there shall be no termination of any bona fide claim for indemnity asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration or termination date.

(b)  The indemnities in Sections 11.2(b)(ii) and 11.2(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. Purchaser’s indemnities in Sections 6.4, and 11.2(b)(i) shall continue without time limit, subject however to the applicable statute of limitations. Seller’s indemnities in Section 11.2(c)(i) and (ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. Seller’s indemnity in Section 11.2(c)(iii) shall continue without time limit, subject however to applicable statutes of limitations. Seller’s indemnity in Section 11.2(c)(iv) shall terminate thirty (30) days after the expiration of the applicable statute of limitations, unless terminated earlier as provided in the definition of Retained Obligations under Article 13. Seller’s indemnity in Section 6.6 shall survive until the date that is eighteen (18) months counted from and after the Closing Date and expire thereafter.

(c)   Notwithstanding anything to the contrary contained elsewhere in this Agreement, except for claims based on a breach of Seller’s representations and warranties in Sections 4.2, 4.3, 4.5 or 4.7:

(i)  Seller shall not be required to defend and indemnify any Person under Section 11.2(c)(ii) for any individual liability, loss, cost, expense, claim, award or judgment that does not exceed Two Hundred Fifty Thousand Dollars ($250,000);

(ii)  Seller shall not have any liability for defense and indemnification under Section 11.2(c)(ii) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are timely delivered by Purchaser exceeds a deductible amount equal to two percent (2%) of the Purchase Price (the “Indemnity Deductible”), after which point Purchaser (or Purchaser Indemnitees) shall be entitled to claim Damages only in excess of the Indemnity Deductible; and

(iii)  Seller shall not be required to defend and indemnify Purchaser and Purchaser Indemnitees under Section 11.2(c)(ii) for aggregate Damages in excess of the Contingent Payments (as defined in Exhibit E hereto), and notwithstanding anything herein to the contrary, any indemnification pursuant to Section 11.2(c)(ii) shall be satisfied solely as follows: (A) solely with respect to any such Claims that are covered by the Seller Policies, first by any amounts recovered thereunder and (B) with respect to any amounts not so recovered, as well as all other such Claims, effected and discharged solely by satisfying any such Claims resolved in accordance with Section 11.3 against the Contingent Payments (including against any such Contingent Payments made prior to such Claim).

(d)  Notwithstanding anything to the contrary contained elsewhere in this Agreement, all (i) Claims based on a breach of Seller’s representations and warranties in Sections 4.2, 4.3, 4.5, or 4.7 or (ii) Claims under Sections 11.2(c)(i), 11.2(c)(iii) or 11.2(c)(iv) shall be satisfied first, from and to the extent of the Contingent Payments (including against any such Contingent Payments made prior to such Claim) (which shall in no way limit Seller’s liability under this Agreement except as expressly set forth in Section 11.4(c)(iii) above) and, following the date upon which a Contingent Payment is no longer potentially payable pursuant to the terms of Exhibit E, shall thereafter be recoverable directly from Seller.

(e)  Each Indemnified Party shall use commercially reasonably efforts to mitigate any loss for which such Indemnified Party may seek indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party's reasonable costs of mitigation) within two Business Days after the benefit is received.

(f)  The amount of any Damages payable under Section 11.2 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified

Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(g)  Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.2.

(h)  Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether there has been a breach of a representation or warranty, and for purposes of calculating the amount of Damages resulting therefrom, all representations and warranties qualified by materiality, Material Adverse Effect or other similar qualification shall be disregarded.

(i)  (i) The representations and warranties of each of the Parties set forth in this Agreement (subject, in all respects, to any exceptions thereto, and the waivers, restrictions or limitations on such representations or warranties contained herein) shall not be affected by any information furnished to, or any investigation or audit conducted before the Closing Date by, any Person in connection with the transactions contemplated hereby; (ii) in order to preserve the benefit of the bargain otherwise represented by this Agreement, each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein, (subject, in all respects, to any exceptions thereto, and the waivers, restrictions or limitations on such representations or warranties contained herein) notwithstanding any investigation or audit conducted or any knowledge acquired (or capable of being acquired) before the Closing Date; and (iii) the right to indemnification set forth in this Agreement shall not be affected by any investigation or audit conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, before the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement; provided, however, that this Section 11.4(i) shall not extend a survival period beyond the relevant survival period expressly provided elsewhere in this Agreement.

(j)  Notwithstanding anything contained herein to the contrary, any claim made by Purchaser against Seller pursuant to this Article 11 shall bear interest at the Agreed Interest Rate, with respect to (i) Third Party Claims, from the date the Claim is paid to such third party and (ii) Direct Claims, (A) for amounts less than $1,000,000 then from the date time such Direct Claim is made and (B) for all other Direct Claims, from the date when such Direct Claim is determined as owed; in each case as set forth in subparts (i) and (ii) above, until such Claim is paid from the Contingent Payment.

Section 11.5 Exclusive Remedies.

Without limiting Section 10.3, the Parties agree that the defense and indemnification provisions of this Article 11, except as to fraud and except for the rights of the Parties under Article 10, Section 6.4, Section 6.6, Section 6.17, 6.18 and the Special Warranty in the Conveyances (subject to Section 6.12), shall be the exclusive remedies of the Parties and their respective Affiliates, officers, directors, partners, members, employees, representatives, successors and assigns after the Closing for any breach or inaccuracy of any representation or warranty or breach of any covenant or agreement contained in this Agreement or any other claim, whether in law or in equity, arising out of this Agreement or the transactions contemplated hereby, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive. The Parties both acknowledge and agree that neither Party may avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement. Except as to fraud and except for the remedies contained in this Article 11 and for the rights of the Parties under Article 10, Section 6.4, Section 6.6, Section 6.17, 6.18 and the Special Warranty in the Conveyances (subject to Section 6.12), Purchaser (on behalf of itself, each of the other Purchaser Indemnitees and their respective insurers and successors in interest) and Seller (on behalf of itself, each of the Seller Indemnitees and their respective insurers and successors in interest) waive, release, remise and forever discharge, to the fullest extent permitted by applicable Law, the Seller Indemnitees and the Purchaser Indemnitees, respectively, from any and all Proceedings, rights, claims, remedies, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement, Seller’s ownership, use or operation of the Assigned Interests, or the condition, quality, status or nature of the Assigned Interests, including rights to contribution under CERCLA and under other Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller and any Persons who are Affiliates of Seller, and rights under insurance maintained by Seller or any Person who is an Affiliate of Seller, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), OF ANY RELEASED PERSON, excluding, however, any existing contractual rights between (i) Purchaser or any of Purchaser’s Affiliates and (ii) Seller or any of Seller’s Affiliates under contracts between them relating to the Assigned Interests, other than this Agreement. The Parties hereto agree that this Article 11 and the limits imposed on Purchaser’s remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

Section 11.6 EXPRESS NEGLIGENCE.

THE DEFENSE, INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE COVERED LIABILITIES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, CONCURRENT, SIMPLE OR SOLE NEGLIGENCE OR STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY OR ANY OTHER

THEORY OF LIABILITY OR FAULT, WHETHER IN LAW (COMMON OR STATUTORY) OR EQUITY, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY, ITS AGENTS, EMPLOYEES CONTRACTORS OR SUBCONTRACTORS. PURCHASER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENT RULE AND IS CONSPICUOUS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY DAMAGES OR COVERED LIABILITIES TO THE EXTENT SUCH DAMAGES OR COVERED LIABILITIES WERE CAUSED BY, ARISE OUT OF OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OTHER PARTY OR ITS AFFILIATES.

Section 11.7 DTPA WAIVER.

AFTER CONSULTATION WITH AN ATTORNEY OF PURCHASER’S CHOOSING, TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, PURCHASER HEREBY VOLUNTARILY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEX. BUS. & COM. CODE. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT PURCHASER (A) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (B) HAS ASSETS OF $5,000,000 OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GAAP, (C) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY, AND (D) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

Section 11.8 REDHIBITION WAIVER.

PURCHASER: (A) WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLE 2475 AND ARTICLES 2520 THROUGH 2548; (B) ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND (C) ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF PURCHASER, HAS BEEN EXPLAINED IN DETAIL AND THAT PURCHASER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE ASSIGNED INTERESTS.

Section 11.9 UTPCPL WAIVER.

TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, PURCHASER HEREBY WAIVES THE PROVISIONS OF THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW (LA. R.S. 51:1402, ET SEQ.).

PURCHASER WARRANTS AND REPRESENTS THAT IT: (A) IS EXPERIENCED AND KNOWLEDGEABLE WITH RESPECT TO THE OIL AND GAS INDUSTRY GENERALLY AND WITH TRANSACTIONS OF THIS TYPE SPECIFICALLY; (B) POSSESSES AMPLE KNOWLEDGE, EXPERIENCE AND EXPERTISE TO EVALUATE INDEPENDENTLY THE MERITS AND RISKS OF THE TRANSACTIONS HEREIN CONTEMPLATED; AND (C) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

Article 12
MISCELLANEOUS

Section 12.1 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile or electronic transmittal (PDF) is as effective as executing and delivering this Agreement in the presence of other parties to this Agreement.

Section 12.2 Notice.

Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be deemed to have been properly served, given or made upon the earliest to occur of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email, then upon an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply); or (d) if by Federal Express, UPS, or USPS overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery, in each case, to the parties at the addresses specified below:

If to Seller:                                                              c/o LLOG Exploration Offshore, L.L.C.
1001 Ochsner Boulevard, Suite 100

Covington, Louisiana 70433

Attention: George Gilly, Esq.

Telephone: 985-801-4325

E-Mail: georgeg@llog.com

and

c/o LLOG Exploration Offshore, L.L.C.

842 West Sam Houston Pkwy N #600

Houston, Texas 77024
Attention: Mike Altobelli
Telephone: 281-752-1105

E-Mail: mikea@llog.com

With copies (which shall not constitute notice) to:

Gieger, Laborde & Laperouse, L.L.C.
5151 San Felipe, Suite 750

Houston, Texas 77056
Attention: Lambert M. Laperouse; Andrew M. Adams
Telephone: 832-255-6002; 832-255-6003
Fax: 832-255-6001
Email: laperouse@glllaw.com; aadams@glllaw.com

                                                                Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana 70170
Attention: Rudolph R. Ramelli; Christopher M Capitelli
Telephone: 504-582-8206; 504-582-8454
Email: rramelli@joneswalker.com; ccapitelli@joneswalker.com

Stork Holdings Corp. c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Angelo Acconcia
Email: acconcia@blackstone.com

                                                               Kirkland & Ellis LLP
609 Main Street, Suite 4500
Houston, Texas 77002
Attention: Rhett Van Syoc, P.C.; Rahul Vashi
Telephone: 713-836-3625
Fax: 713-836-3601
Email: rhett.vansyoc@kirkland.com
rahul.vashi@kirkland.com

If to Purchaser:                                                   Murphy Exploration & Production Company – USA
9805 Katy Freeway Suite G-200
Houston, Texas 77024
Attention: Simon Payne
Telephone: 281-675-9212
Fax: 281-675-9455

Email: simon_payne@murphyoilcorp.com

With a copy (which shall not constitute notice) to:

Murphy Oil Corporation
300 Peach Street

El Dorado, Arkansas 71730
Attention: E. Ted Botner
Telephone: 870-864-6423
Fax: 870-864-6294
Email: ted_botner@murphyoilcorp.com

or such other address or contact information as such Party may hereafter specify for the purpose by notice to the other Parties hereto. Except as set forth above, notice given by personal delivery, mail or overnight courier pursuant to this Section 12.2 shall be effective upon physical receipt.

Section 12.3 Bank Accounts.

The Parties hereby designate the bank accounts listed on Schedule 12.3 as their designated bank accounts for the purposes of receiving any amounts they are entitled to receive under the terms of this Agreement; provided that a Party may designate a different bank account for the purposes of this Section 12.3 by providing three (3) Business Days’ advance written notice to the other Party.

Section 12.4 Sales or Use Tax, Recording Fees and Similar Taxes and Fees.

Purchaser shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, documentary, stamp, transfer, and similar Taxes and recording and similar fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby (“Transfer Taxes”). All Tax Returns with respect to Transfer Taxes shall be timely filed by the Party responsible for such filing under applicable Law. Purchaser and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.

Section 12.5 Nominations and Accounting Responsibilities.

Except as set forth in the Transition Services Agreement, as set forth in Section 6.7, or for any tax partnerships relating to the Assets or Assigned Interests that existed prior to the Closing (including the filing of any election out under Section 761(a) of the Code with respect to any such tax partnerships), as of the Closing, Seller shall be relieved from, and Purchaser shall be responsible for, the remittance of all burdens, fees and Property Taxes on or relating to the Assets or Assigned Interests to the applicable third party or Governmental Body and the nomination, marketing, accounting, royalty payment, reporting and other administrative responsibilities relating to the Assets or Assigned Interests; provided, however, the Parties agree that (a) this Section 12.5 is intended to solely address the remittance of any such burdens, fees or Property Taxes to the applicable third party or Governmental Body, and (b) nothing in this Section 12.5 shall be interpreted as altering the manner in which Property Taxes are allocated to and to be economically borne by the Parties pursuant to this Agreement, including pursuant to Section 6.7, or altering Seller’s responsibility for the Retained Obligations pursuant to this Agreement.

Section 12.6 Expenses.

Except as provided in Section 12.4 or otherwise expressly set forth in this Agreement, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.7 Governing Law.

Except for any real property issues, which shall be governed by and construed and enforced in accordance with the internal laws of the State in which such real property is located or adjacent to (without reference to the choice of law rules of such State), THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 12.8 Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9 Amendment; Waivers.

No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, or to exercise any right or privilege under this Agreement, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges under this Agreement.

Section 12.10 Assignment; No Third Party Beneficiaries.

This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the successors and permitted assigns of the respective Parties, whether or not so expressed. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties hereto, any right, remedy or claim under or by reason of this Agreement except the rights expressly provided to the Persons described in Section 11.2(d).

Section 12.11 Confidentiality Agreement.

Subject to and upon the occurrence of Closing and as between the Parties hereto only, the Confidentiality Agreement shall be deemed to have terminated; provided, however, the Confidentiality Agreement shall remain in force and effect with respect to the following, each of which shall be considered “Confidential Information” as defined in and under the terms of the Confidentiality Agreement, (a) the terms of this Agreement and any documents or information exchanged between the Parties pursuant hereto (except to the extent the same constitutes an Asset hereunder), (b) any matters made expressly subject to the Confidentiality Agreement pursuant to this Agreement, (c) in the event Purchaser does not acquire all of the Assets in accordance with the terms of this Agreement, then all such Assets that are not so acquired by Purchaser and any information or data related thereto and (d) any information obtained by Seller or its Affiliates from Purchaser after the Closing, including any information related to the Contingent Payments described in Exhibit E; provided, however, that with respect to any information described in subparts (a), (b) or (d) above that is received by Seller and/or its Affiliates post-Closing, Seller shall be deemed a “Receiving Party” under the Confidentiality Agreement with respect to such information and the obligations therein with respect to the Receiving Party shall be applicable to Seller and/or its Affiliates with respect to such information. In the event of a conflict between the Confidentiality Agreement and this Agreement, then as between the Parties hereto the terms and provisions of this Agreement shall prevail.

Section 12.12 Entire Agreement.

This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto, together with the Confidentiality Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In the event of a conflict between the Confidentiality Agreement and this Agreement, the terms and provisions of this Agreement shall prevail.

Section 12.13 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the investments and the other transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.14 Interpretation.

(a)  When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section of this Agreement or an Article of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Schedules attached to this Agreement are incorporated herein by reference and made a part hereof for all purposes, and references to this Agreement also include such Schedules, unless the context in which used shall otherwise require. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. The words “hereby,” “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole (including any Schedules and Exhibits delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. The word “or” is not exclusive and whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Words importing the masculine gender shall include the feminine and neutral genders and vice versa. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. For the purposes of this Agreement, any document that is described as being “delivered,” “furnished” or “made available” shall be treated as such if a copy of such document has been put in the Data Room no later than April 17, 2019, at 6:00 P.M. (Central Standard Time) or otherwise provided to Purchaser or any of its representatives in electronic or hard-copy format. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)  Matters disclosed in each Schedule shall qualify both the representation and warranty in which such Schedule is referenced. Matters may be disclosed on a Schedule to this Agreement for purposes of information only. The fact that any item of information is disclosed in a Schedule to this Agreement shall not constitute an admission by such Party that such item is material, that such item has had or would have a Material Adverse Effect or a material adverse effect, as applicable, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 12.15 Construction.

Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.

Section 12.16 Limitation on Damages.

Notwithstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates OR INDEMNITEES shall be entitled to either punitive, SPECIAL, INDIRECT or consequential damages in connection with this Agreement and the transactions contemplated hereby AND, AS SUCH, ENTITLEMENT IS ONLY WITH RESPECT TO ACTUAL DAMAGES, and each of Purchaser and Seller, for itself and on behalf of its Affiliates AND INDEMNITEES, hereby expressly waives any right to punitive, SPECIAL, INDIRECT or consequential damages in connection with this Agreement and the transactions contemplated hereby, except to the extent an Indemnified Party is required to pay punitive, SPECIAL, INDIRECT or consequential damages to a third party that is not an Indemnified Party.

Section 12.17 Venue; Jurisdiction; Limited Arbitration.

(a)  The venue for any action brought under this Agreement shall be Harris County, Texas. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located within Harris County, Texas (or, if jurisdiction is not available in the United States federal courts, to personal jurisdiction in any action brought in the state courts located in Harris County, Texas) with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, claim or controversy (except to the extent a dispute, claim or controversy arising out of or in relation to or in connection with (i) the determination of Purchase Price adjustments pursuant to Section 9.5 is referred to an Independent Expert, or (ii) any dispute, claim or controversy pertaining to title or environmental matters, whether pursuant to Section 7.1 through 7.6 or otherwise set forth in the Agreement, shall be finally and exclusively submitted to, and determined by, binding arbitration as provided for in this Section 12.17) will be instituted exclusively in the United States District Court for the Southern District of Texas, Houston Division (or, if jurisdiction is not available in the United States District Court for the Southern District of Texas, Houston Division, then exclusively in the state courts located in Harris County, Texas). THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MANNER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT.

(b)  It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that any dispute, claim or controversy pertaining to any title or any environmental matter shall be finally and exclusively submitted to, and determined by, binding arbitration to be conducted in Houston, Texas.

(c)  Any arbitration pertaining to an environmental matter, including, without limitation, Environmental Defect, Environmental Defect Notice, Environmental Defect Value, Remediation, Environmental Information, Environmental Laws or Environmental Obligations, shall be conducted before Hunton Andrews Kurth LLP or, if the Parties mutually agree, another environmental consultant or attorney experienced in the examination of environmental matters regarding properties located in the Outer Continental Shelf and which environmental consultant or attorney shall have at least ten

(10) years' experience (the “Environmental Referee”); provided, however, if an Environmental Referee elects not to accept such appointment, a new environmental consultant or attorney shall be selected by the Parties in accordance with the same criteria. If Seller and Purchaser cannot agree on a substitute Environmental Referee within fifteen (15) days following notification that an Environmental Referee has elected to not accept the appointment, the Houston office of the American Arbitration Association shall select a substitute Environmental Referee in accordance with the same criteria. For any such dispute resolution process, Seller and Purchaser shall present a written statement of their respective positions on the dispute (including their respective calculations of any Remediation or Environmental Defect Value in dispute) to the Environmental Referee within thirty (30) days after the Closing Date or, if an Environmental Referee elects not to accept the appointment, within fifteen (15) days following the date a substitute Environmental Referee is selected, whichever is later, and the Environmental Referee shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within thirty (30) days of receipt of such statements. The determination by the Environmental Referee shall be conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction. In making the determination, the Environmental Referee shall be bound by the rules set forth in this Section 12.17 and, in each case, may consider such other matters as in the opinion of the Environmental Referee are necessary or helpful to make a proper determination. Additionally, each Environmental Referee may consult with and engage disinterested third Persons to advise the Environmental Referee, including environmental attorneys or consultants. The Environmental Referee shall act as an expert for the limited purpose of determining the specified disputed matters submitted to it pursuant to this Section 12.17(c) and may not award (i) damages, interest or penalties to any Party with respect to any matter, (ii) any Environmental Defect Value of an alleged Environmental Condition of more than the Environmental Defect Value claimed by Purchaser, (iii) any Environmental Defect Value of an alleged Environmental Condition of less than the Environmental Defect Value claimed by Seller, (iv) any Environmental Defect Value of an alleged Environmental Condition greater than the Allocated Value of the affected Asset or (v) attorneys’ fees incurred in connection with such arbitration.

(d)  Any arbitration pertaining to a title matter, including, without limitation, Title Defect, Title Defect Notice, Title Defect Property, Title Defect Amount, Defensible Title, Permitted Encumbrances or Special Warranty, shall be conducted before a Defect Referee pursuant to the then current Commercial Arbitration Rules of the AAA. In making a determination, the Defect Referee shall be bound by the rules set forth in this Section 12.17 and may consider such other matters as in the opinion of the Defect Referee are necessary or helpful to make a determination; provided, however, in determining the existence or amount of any Title Defect or Title Defect Amount, Purchaser may not submit any evidence, records, materials, data, or information that was not included in a valid Title Defect Notice delivered to Seller prior to the expiration of the Examination Period, unless requested to do so in writing by the Defect Referee. Additionally, the Defect Referee may consult with and engage any disinterested third party to advise the Defect Referee, including title attorneys and petroleum engineers. In rendering the award, the Defect Referee shall be limited to selecting either Seller’s position or Purchaser’s position on each of the disputed Title Defects or Title Defect Amounts. Notwithstanding anything herein to the contrary, the Defect Referee shall have exclusive, final, and binding authority with respect to the scope of the Defect Referee’s authority with respect to any dispute arising under or related to this Section 12.17(d), or any disputed Title Defects or Title Defect Amounts and in no event shall any dispute as to the authority of the Defect Referee to determine any such disputes be subject to litigation in any court of competent jurisdiction. The Defect Referee shall act as an expert for the limited purpose of determining the interpretation and effect of this Section 12.17(d) and any and all specific disputed Title Defect Amounts submitted by any Party and may not award any damages, interest, penalties or attorneys’ fees to any Party with respect to any matter.

(e)  The Environmental Referee and Defect Referee (each an “Arbitrator”) shall apply the laws specified in Section 12.7 of this Agreement.

(f)  No Arbitrator shall be selected who has had an affiliation with either Party or any Affiliate of either Party within the five (5) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. If any Arbitrator should die, withdraw, or otherwise become incapable of serving, or refuse to serve, a successor Arbitrator shall be selected and appointed in the same manner as the original Arbitrator.

(g)  In the event of any conflict between the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and the provisions of this Section 12.17, the provisions of this Section 12.17 shall govern and control. To the extent that they are not inconsistent with the Commercial Arbitration Rules of the AAA, evidentiary questions shall be governed by the Texas Rules of Evidence. Any arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear; provided, however, that an award shall not be made solely on the default of a Party, but the Arbitrator shall require the Party who is present to submit such evidence as the Arbitrator may determine is reasonably required to make an award. The Arbitrator’s award shall be in writing and shall set forth findings and conclusions upon which the Arbitrator based the award. Except as may be required by law, neither a Party nor the Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all of Parties. The Parties agree that failure or refusal of a Party to pay its required share of the deposits for Arbitrator compensation or administrative charges shall constitute a waiver by that Party to present evidence or cross-examine witness. In such event, the other Party shall be required to present evidence and legal argument as the Arbitrator may require for the making of an award. Such waiver shall not allow for a default judgment against the non-paying Party in the absence of evidence presented as provided for above. Consequential, indirect, special, exemplary or punitive damages shall not be allowed except those payable to third parties (and permitted under Section 12.16) for which liability is allocated among the Parties by the arbitration award. Any award pursuant to any arbitration shall be final and binding upon the Parties and judgment on the award may be entered in any federal or state court having jurisdiction, or application may be made to such court for a judicial confirmation of the award and an order and judgment enforcing the same, as the case may be. The provisions of this Section shall survive the termination of this Agreement. Notwithstanding the foregoing, this Section shall not prevent either Party from seeking temporary or preliminary injunctive relief from a court of competent jurisdiction under appropriate circumstances; provided, however, such action shall not constitute a waiver of the provisions of this Section.

Section 12.18 Non-Recourse.

The Parties hereby acknowledge and agree that no Person other than the Parties hereto, including any current or former director, officer, employee, member, manager, director, partner, investor, shareholder, agent, representative or Affiliate (the “Non-Recourse Parties”), shall have any liability to the Parties hereto, and the Parties hereto shall have no recourse against any Person other than the Parties hereto in connection with any Damages, claim or cause of action arising out of, or in relation to, this Agreement, the transactions contemplated hereby and any instruments, documents or discussions in connection therewith, whether pursuant to any claims for negligence or misconduct or any other claims otherwise available or asserted at Law or in equity; provided that the foregoing is not intended to prevent any claims against any Non-Recourse Party arising under the theory of piercing the corporate veil or out of such Non-Recourse Party’s fraud or willful misconduct. Each Non-Recourse Party is expressly intended as a third-party beneficiary of this Agreement.

Section 12.19 Limitation on Liability.

Notwithstanding anything to the contrary in this Agreement, or in any exhibit or schedule hereto, each of the obligations, liabilities, representations, warranties, covenants and indemnifications of each of LBH and LEO set forth in this Agreement and in the Conveyances are made on a joint and several basis.

Article 13
DEFINITIONS

“AAA” has the meaning set forth in Section 12.17(g).

“Actual Knowledge” has the meaning set forth in Section 4.1(c).

“[ ]” has the meaning set forth in Section 6.17(c).

“Adjusted Purchase Price” has the meaning set forth in Section 2.1.

“Adjusted Purchase Price Notice” has the meaning set forth in Section 9.5.

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person; provided, however, that for purposes of this Agreement, other than LBH, no portfolio company of The Blackstone Group, L.P. shall be considered or deemed to be an “Affiliate” of any Seller.

“Agreed Interest Rate” means the lesser of (i) five percent (5%) per annum and (ii) the maximum amount permitted under applicable Law.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocated Value” has the meaning set forth in Section 2.4(b).

“Arbitrator” has the meaning set forth in Section 12.17(e).

“[ ]” has the meaning set forth in Section 6.17(b).

“Assets” has the meaning set forth in Section 1.2.

“Assigned Interest” has the meaning set forth in Section 1.2.

“Assumed Seller Obligations” has the meaning set forth in Section 11.2(a).

“Audit Resolution” has the meaning set forth in Section 6.18.

“Auditing Party” has the meaning set forth in the definition of “JV Audit Claims”.

“Benefit Plan” means (i) “employee benefit plan” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended, or any successor statute, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits).

“BOEM” means the United States Department of the Interior, Bureau of Ocean Energy Management, as a successor to (a) the Bureau of Ocean Energy Management, Regulation and Enforcement and (b) the Minerals Management Service, or any subsequent successor agency.

“BSEE” means the United States Department of the Interior, Bureau of Safety and Environmental Enforcement, as a successor to (a) the Bureau of Ocean Energy Management, Regulation and Enforcement and (b) the Minerals Management Service, or any subsequent successor agency.

“Business Day” means each calendar day except Saturdays, Sundays, and days on which banks in Houston, Texas, or New York, NY are authorized by Law to close.

“Claims” has the meaning set forth in Section 11.3(b).

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4.

“Code” has the meaning set forth in Section 2.4(a).

“Confidentiality Agreement” means the Confidentiality Agreement between Purchaser and Seller dated November 12, 2018.

“Contingent Payment” and “Contingent Payments” each has the meaning set forth in Exhibit E.

“Contracts” has the meaning set forth in Section 1.2(d).

“Covered Liabilities” means any and all debts, losses, liabilities, obligations, duties, fines, damages, claims, Taxes, costs and expenses, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including any of the foregoing arising under, out of or in connection with any Proceeding (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Proceeding and any court costs, fees and expenses of expert witnesses, investigative expenses, fees and disbursements of legal counsel and other legal and investigative fees and expenses incurred in investigating, preparing or defending any actual or threatened Proceeding), any Order or consent decree of any Governmental Body, any award of any arbitrator, or any Law, contract, commitment or undertaking.

“Conveyances” has the meaning set forth in Section 6.12.

“COPAS” has the meaning set forth in Section 1.4(b).

“Cure Period” has the meaning set forth in Section 7.4.

“Customary Post Closing Consents” means consents required to be obtained in connection with assignment of any Asset in connection with the transactions contemplated hereby of a nature that would customarily be obtained after the Closing in transactions similar to the transactions contemplated hereby (including any consent or approval of or filing with BOEM or any other Governmental Body in connection with the assignment of any Asset).

“Damages” means the amount of any actual liability, loss, cost, expense, claim, demand, notice of violation, investigation by any Governmental Body, administrative proceeding, payment, charge, obligation, fine, penalty, deficiency, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity.

“Data Room” means the information made available to Purchaser, its Affiliates and its representatives prior to the date of this Agreement by Seller, its Affiliates and its representatives, including but not limited to, the contents of the electronic data room, management presentations, questions and answers and physical data room made available to Purchaser.

“Debt Contract” means any Contract that is an indenture, mortgage, loan, credit or sale-leaseback guarantee of any obligation, bonds, letters of credit or similar financial Contract that will remain in effect following the Closing.

“Decommissioning Obligations” means any and all existing and future Covered Liabilities relating to abandoning, decommissioning, removing or making safe all Assets, whether incurred under or pursuant to any agreement, Lease, Contract or applicable Law (including Environmental Laws) or Order, including any residual liability for anticipated or necessary continuing insurance, maintenance and monitoring costs. Decommissioning Obligations shall also include all of the following:

(a)  The plugging, replugging and abandonment of all Wells and other Assets, either active or inactive.

(b)  The removal, abandonment, dismantling and disposal of structures, facilities, foundations, wellheads, tanks, pipelines, flowlines, pumps, compressors, separators, heater treaters, valves, fittings, platforms and Equipment and machinery of any nature and all materials contained therein, located on or used in connection with the Assets.

(c)  The clearance, restoration and remediation of the lands, groundwater and waterbottoms covered or burdened by any Lease, Units, or otherwise affected by the Assets and the cleanup and complete reclamation of the sea floor portion of Properties associated with the Assets.

(d)  The removal, remediation and abatement of any petroleum material, any contamination or pollution (including spilling, leaking, pumping, pouring, emitting, emptying, discharging, leaching, dumping, disposing or other release of any Hazardous Materials, NORM, waste, saltwater, cuttings, muds, crude oil, or petroleum product) of surface soils and water, subsurface soils, air, groundwater, or any vessel, piping, equipment, tubing or subsurface structure or strata associated with the Assets.

“Defect Deductible” has the meaning set forth in Section 7.5.

“Defect Indemnity” has the meaning set forth in Section 7.3.

“Defect Referee” means a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the Gulf of Mexico, selected by mutual agreement of the Parties; provided that, Purchaser and Seller shall first attempt to select such Defect Referee from Hunton Andrews Kurth LLP.

“Defects Escrow Account” has the meaning set forth in Section 7.3.

“Defects Escrow Agent” has the meaning set forth in Section 7.3.

“Defects Escrow Agreement” has the meaning set forth in Section 7.3.

“Defensible Title” has the meaning set forth in Section 7.1(e)(i).

“Deposit” has the meaning set forth in Section 2.2.

“Designated Representatives” has the meaning set forth in Section 7.1(a).

“DH FPS” means Delta House FPS LLC, a Delaware limited liability company.

“DH Lateral” means Delta House Oil and Gas Lateral LLC, a Delaware limited liability company.

“DH LLC Class A Membership Interests” means a 0.48868% interest of Class A Units (LBH - 0.43368% and LEO - 0.05500%) of DH FPS; and a 0.48868% interest of Class A Units (LBH - 0.43368% and LEO - 0.05500%) of DH Lateral.

“DH LLC Class B Membership Interests” means a 35.49261% interest of Class B Units (LBH - 34.97674% and LEO - 0.51587%) of DH FPS.

“Direct Claim” has the meaning set forth in Section 11.3(b).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Enforceability Exceptions” has the meaning set forth in Section 4.3.

“Environmental Condition” means (a) a condition existing prior to or on Closing Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence prior to or on the Closing Date with respect to the Assets or the operation thereof of any environmental pollution, contamination, degradation, damage or injury for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Defect” has the meaning set forth in Section 7.2(e)(i).

“Environmental Defect Notice” has the meaning set forth in Section 7.2(c).

“Environmental Defect Value” has the meaning set forth in Section 7.2(e)(ii).

“Environmental Information” has the meaning set forth in Section 7.2(b).

“Environmental Laws” means, (i) as the same have been amended, the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, and the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq. (the “Clean Water Act”), the Rivers and Harbors Act of 1899, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629 (“TSCA”), the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and (ii) all Laws of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment and, in the case of (i) and (ii) above, all rules and regulations implementing the foregoing. Notwithstanding the foregoing, the phrase “violation of Environmental Laws” and words of similar import used herein shall mean, as to any given Asset, the violation of or failure to meet specific objective requirements or standards that are clearly applicable to such Asset under applicable Environmental Laws. The phrase does not include good or desirable operating practices, guidelines or recommended practices, or standards that may be employed or adopted or recommended by other oil or gas well operators or industry groups.

“Environmental Obligations” means any and all existing and future Covered Liabilities relating to the Assigned Interests or Assets and relating to any environmental, health or safety matter, including (1) decontamination, disposal, or any condition at, in, under, to, from or affecting any Asset that violates or requires remediation or other action under Environmental Law, (2) any operations conducted on any Asset that violate any Environmental Law or (3) any remediation of an Asset under any Environmental Law, in each case whether attributable to periods of time before, on or after the Effective Time and including, where applicable or required herein, any residual liability for continuing insurance, maintenance and monitoring costs or to reinstate any area of land, foreshore, waterbottoms or seabed.

“Environmental Referee” has the meaning set forth in Section 12.17(c).

“Equipment” has the meaning set forth in Section 1.2(f).

“Escrow Agent” means Regions Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement by and between the Parties dated on even date herewith.

“Examination Period” has the meaning set forth in Section 7.1(a).

“Excluded Assets” means all of the following:

(a)  the Excluded Records;

(b)  the items expressly identified on Exhibit A-2;

(c)  all rights to any refund of, or rebate, abatement or recovery for, Taxes or other costs borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(d)  solely to the extent relating to the Seller Indemnity Obligations, all rights relating to existing claims and causes of action (including insurance claims under policies of insurance or claims to the proceeds of insurance), whether or not asserted, that accrued during or are attributable to events or circumstances before the Effective Time that may be asserted against a third Person;

(e)  solely to the extent relating to the Seller Indemnity Obligations, all rights of Seller under Contracts, including rights to audit Property Costs and to receive refunds or reimbursements in connection with same, attributable to periods before the Effective Time;

(f)  bonds, letters of credit, guarantees and any other Financial Assurances posted by or on behalf of Seller, and all bonds, Permits, licenses and authorizations that are area-wide or are used in the conduct of Seller’s business generally;

(g)  all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets (excluding Hydrocarbon inventories subject to Section 1.2(g) for which Seller receives an upward adjustment to the Purchase Price) with respect to any period of time prior to the Effective Time, as determined in accordance with GAAP;

(h)  computer software, IT systems, trademarks, trade secrets, patents, copyrights, trade names and other intellectual property rights and/or proprietary technology;

(i)  all vehicles and vessels used in connection with the Assets, and leased equipment or other leased personal property;

(j)  all offices and office leases, and computers, phones, furniture and personal effects located therein or off the Properties or only temporarily located on the Properties;

(k)  any and all files, records, contracts and documents relating to Seller’s efforts to sell the Assets (or any other discussions or negotiations regarding the sale or other disposition of any of the Assets), including any research, valuation or pricing information prepared by Seller and/or its consultants in connection therewith, and any bids received for such interests and information and correspondence in connection therewith;

(l)  except for any Contracts set forth on Schedules 1.2(d), 1.2(e) or 4.10(b), all Contracts between Seller and any Affiliate of Seller, including Seller’s rights, benefits, duties and obligations thereunder;

(m)  any books, records, data, files, contracts, agreements, Permits, authorizations, immunities, easements and similar instruments (i) restricted from transfer or disclosure by their respective terms or third-party agreement and the necessary consents are not obtained pursuant to Section 6.6, or (ii) the transfer or disclosure of which is subject to payment of a fee or other consideration under any license agreement or other agreement with a Person other than an Affiliate of Seller, and for which no required consent has been received or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;

(n)  all of Seller’s cash and cash equivalents on hand and in banks;

(o)  the Seller Policies and other insurance policies relating to the Assets and all claims, credits, causes of action or rights thereunder;

(p)  all rights of Seller arising under this Agreement or the transactions contemplated hereby;

(q)  all Hydrocarbons produced and saved from or attributable to the Properties prior to the Effective Time;

(r)  agreements related to Seller’s offices, insurance contracts and personnel health insurance and assets of any Benefit Plans maintained, sponsored or contributed to by Seller or any of its Affiliates;

(s)  Excluded Data;

(t)  any hedging arrangements to which the Assets (or Purchaser as successor-in-interest to Seller) are or would be subject to post-Closing; and

(u)  the DH LLC Class B Membership Interests.

“Excluded Data” means, except to the extent comprising G&G Data, all licensed or proprietary geophysical and/or geological or seismic data, surveys and analyses related to the Assets, as well as such similar or associated data and information (including, without limitation, all interpretations, proprietary processing and derivative products) and all rights therein, except to the extent that Purchaser, prior to Closing and at Purchaser’s sole expense, has obtained an appropriate license authorizing the transfer or disclosure to Purchaser of such data and information.

“Excluded Records” means (i) all corporate, partnership, limited liability company, financial, income, franchise and similar Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), (ii) all books, records and files to the extent relating to the Excluded Assets, (iii) copies of any other records retained by Seller pursuant to Section 1.5, (iv) legal records and legal files of Seller, work product of Seller’s legal counsel and records protected by attorney-client privilege, but excluding Leases, Contracts, Surface Contracts and title opinions; (v) estimates and evaluations, interpretations of seismic data, engineering studies and forecasts and economic studies; (vi) copies of records stored for archival and/or back up purposes; and (vii) any files, records, documentation or data that Seller may not sell, transfer or otherwise dispose of as a result of confidentiality obligations by which it is bound or which cannot be provided to Purchaser because such transfer is prohibited by the agreement under which it was acquired.

“Exclusion Option” has the meaning set forth in Section 7.6.

“Execution Date” has the meaning set forth in the first paragraph of this Agreement.

“Exmar Payment” means $5,336,407 for engineering from Exmar Offshore Company and Audubon Engineering Company, L.P. that has been used in connection with the floating production system subject to the HHI Contract.

“Exploratory Lease” means any Lease that is (i) not included in a Unit and (ii) does not have a Well located thereon.

“Final Settlement Date” has the meaning set forth in Section 9.5.

“Financial Assurances” has the meaning set forth in Section 6.10.

“GAAP” has the meaning set forth in Section 1.4(b).

“G&G Data” has the meaning set forth in Section 1.2(j).

“Governmental Authorizations” has the meaning set forth in Section 4.13.

“Governmental Body” means any transnational, federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal (including in each case, any political subdivision thereof).

“Hazardous Materials” means any materials or wastes that are listed or defined as “pollutants,” “contaminants,” “toxic” or “hazardous” substances pursuant to any Environmental Laws due to their hazardous or dangerous properties or characteristics.

“HF” has the meaning set forth in Section 6.17.

“HHI Contract” means the Kings Quay Project (Delta House 2) Contract between LLOG Exploration Offshore, L.L.C. and Hyundai Heavy Industries Co., Ltd. for the Engineering, Procurement, Supply, Construction, Commission and Transportation of Floating Production System dated October 8, 2018.

“HHI Contract Payment” means payments made or required to be made under the HHI Contract to Hyundai Heavy Industries Co., Ltd. or its subcontractors.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, including scrubber liquid inventory and ethane, propane, isobutene, nor-butane and gasoline, inventories (excluding tank bottoms), and sulphur and other minerals extracted from or produced from the foregoing hydrocarbons.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets pursuant to an agreement included in the Assets, regardless of whether such imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Indemnity Deductible” has the meaning set forth in Section 11.4(c)(ii).

“Independent Expert” has the meaning set forth in Section 9.5.

“Interim Period” has the meaning set forth in Section 6.3(a).

“JV Audit Claims” means audits that have been initiated by joint venture partners, joint development partners, midstream co-owners and partners, and co-parties to joint operating agreements (each an “Auditing Party”), in each case, related to periods before the Effective Time, whether existing and remaining unresolved and unpaid as of the Effective Time or made after the Effective Time by Auditing Parties but only to the extent relating to the period prior to the Effective Time.

“King’s Quay FPS” means that certain floating production system being developed to serve the Khaleesi and Mormont fields pursuant to that certain HHI Contract and other applicable contracts being negotiated as of the Execution Date.

“K/M Contingent Payment” has the meaning set forth in Exhibit E.

“Laws” means all laws (including common law), statutes, rules, regulations, ordinances, Orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(a).

“Lien” means any lien, mortgage, security interest, pledge, charge, or similar encumbrance.

“LBH” has the meaning set forth in the first paragraph of this Agreement.

“LEO” has the meaning set forth in the first paragraph of this Agreement.

“Material Adverse Effect” means any material adverse effect on the ownership, operation or value of the Assets, as currently operated, taken as a whole; provided, however, that “Material Adverse Effect” shall not include effects resulting from (i) general changes in industry, economic or political conditions, (ii) changes in Law (including regulatory changes) or accounting principles or requirements, (iii) changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters, (iv) changes or conditions resulting from the failure of a Governmental Body to act or omit to act pursuant to Law, (v) changes or conditions that are cured or eliminated by Closing, (vi) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (vii) any reclassification or recalculation of reserves in the ordinary course of business, (viii) any change in the prices of Hydrocarbons, (ix) any natural declines in the performance of any Well, or (x) any failure to obtain third party consents to the consummation of the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 4.10(b).

“[ ]” means the discharge of Hydrocarbons occurring on or about [ ] resulting from [ ], and (i) all related Remediation costs incurred after the Closing, all costs set forth on Schedule 13, all related actions, in each case, required to be taken by Governmental Bodies and (ii) all related civil and/or criminal penalties, fines and third party liabilities imposed or assessed (or to be imposed or assessed), in each case, by Governmental Bodies. For the avoidance of doubt, “[ ]” shall not be construed to include any warranty with respect to previous repairs performed by Seller unless a Governmental Body requires modifications to such previous repairs as a result of the [ ].

“[ ]” has the meaning set forth in Section 6.17.

“Net Revenue Interest” means, with respect to a Property, the interest, expressed as a decimal or percentage, of the applicable lessee (or successor in interest thereto) in and to the oil, gas and/or other Hydrocarbons produced and saved from or marketed from such Property, after deduction of royalty, overriding royalty, nonparticipating royalty, net profits interests and other non-cost-bearing interests that burden or are measured by such production.

“Non-K/M Contingent Payment” has the meaning set forth in Exhibit E.

“Non-Recourse Parties” has the meaning set forth in Section 12.18.

“NORM” means naturally occurring radioactive material.

“Objection Notice” has the meaning set forth in Section 9.5.

“Operating Rights” means the interest created out of a lease authorizing the holder of that right to enter upon the lease lands to conduct drilling and related operations, including the production of oil or gas from such lands in accordance with the terms of the lease, but does not include record title interests to such leases.

“Order” means any: (A) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (B) Contract with any Governmental Body entered into in connection with any Proceeding.

“Party” or “Parties” means individually, each of Seller and Purchaser and collectively, Seller and Purchaser.

“Permit” means any permit, approval or authorization by, or filing with, a Governmental Body.

“Permitted Encumbrances” has the meaning set forth in Section 7.1(e)(ii).

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“Post-Closing Defect” has the meaning set forth in Section 7.3.

“Preference Right” has the meaning set forth in Section 6.6(a).

“Proceeding” has the meaning set forth in Section 11.3(b).

“Properties” and “Property” have the meanings set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.4(c).

“Property Taxes” has the meaning set forth in Section 6.7(a).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Indemnitees” means Purchaser, its Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, employees, agents, representatives, advisors, subsidiaries, successors and assigns of Purchaser or its Affiliates.

“Purchaser's Environmental Consultant” has the meaning set forth in Section 7.2(a).

“Purchaser's Environmental Review” has the meaning set forth in Section 7.2(a).

“Purchaser’s Title Review” has the meaning set forth in Section 7.1(a).

“Records” has the meaning set forth in Section 1.2(i).

“Record Title Interest” means a lessee’s interest in a lease which includes the obligation to pay rent, and the rights to assign and relinquish the lease.

“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, dumping, ejecting, leaching, escaping, or any other release of any Hazardous Materials into the environment.

“Remediate” has the meaning set forth in Section 7.2(e)(iii).

“Resolution Amount” has the meaning set forth in Section 6.18.

“Retained Obligations” means those Covered Liabilities of Seller related to, attributable to or arising from the following: (a) the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Properties with respect to payment out of the proceeds of production, insofar and only insofar as the same are attributable to Hydrocarbons produced from the Properties prior to the Effective Time; (b) Seller Taxes; (c) those litigation matters set forth or that should have been set forth, on Schedule 4.6 attached hereto; (d) the disposal or transportation prior to the Closing Date of Hazardous Materials from the Assets at Seller’s direction; (e) liabilities owed to any Affiliate of Seller to the extent accruing prior to the Closing Date and related to the Properties; (g) third party (including any employees or contractors of Seller or its Affiliates) claims, demands, damages, costs and expenses, obligations or other liabilities with respect to the bodily injury or death or damage to property (excluding matters expressly covered in Section 6.17) occurring prior to the Closing and arising from on the Properties prior to the Closing Date, to the extent and only to the extent Seller shall have received a claim or demand with respect to such matters on or before three (3) years from the anniversary of the Effective Time; (h) claims for gross negligence or willful misconduct of Seller or its Affiliates; (i) civil and/or criminal penalties, fines and criminal liabilities imposed or assessed by Governmental Bodies attributable to Seller’s ownership and/or operation of the Seller Operated Assets prior to the Closing Date; and (j) the [ ].

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnitees” shall mean Seller, its Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, employees, agents, representatives, advisors, subsidiaries, successors and assigns of Seller or its Affiliates.

“Seller Indemnity Obligations” has the meaning set forth in Section 11.2(c).

“Seller Operated Assets” shall mean Assets operated by Seller or its Affiliates.

“Seller Policies” has the meaning set forth in Section 6.14.

“Seller Taxes” means (i) any income, franchise, or similar Taxes of, or attributable to, (A) Seller (or any member or Affiliate of Seller) for any Tax period, (B) DH Lateral or DH FPS for any Tax period (or portion thereof) ending on or before the Closing Date and that are attributable to the Assigned Interests, or (C) any Taxes described in clause (A) or (B) that become a liability of Purchaser under any common law doctrine of de facto merger, as a result of assumption, transferee, or successor liability, or by operation of contract or Law, (ii) Property Taxes allocable to Seller pursuant to Section 6.7(a), (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets or (iv) any Taxes (other than Taxes described in clauses (i), (ii), or (iii)) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time.

“Seller’s Supplemented Schedules” has the meaning set forth in Section 6.15.

“Special Warranty” means if the Closing occurs, each entity comprising Seller will warrant and transfer to Purchaser Defensible Title to the Assets owned by each such entity against all claims arising by, through or under such entity, but not otherwise. Recovery on the Special Warranty of Defensible Title contained in the Conveyances shall not exceed the Allocated Value of the affected Asset.

“Surface Contracts” has the meaning set forth in Section 1.2(e).

“Suspense Funds” has the meaning set forth in Section 4.17.

“Target Closing Date” has the meaning set forth in Section 9.1(a)(i).

“Tax Allocation Dispute Resolution Period” has the meaning set forth in Section 2.4(a).

“Tax Allocation Statement” has the meaning set forth in Section 2.4(a).

“Tax Returns” means all reports, returns, statements (including estimated reports, returns and statements) and other similar filings related to ownership or operation of the Assets required to be filed with any Governmental Body, including any schedules and attachments thereto and any amendments thereof.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, withholding, and other taxes and other similar governmental fees or charges imposed by any taxing authority, including any interest, penalties and additional amounts which may be imposed with respect thereto.

“Termination Date” has the meaning set forth in Section 10.1(b)(i).

“Third Party Claim” has the meaning set forth in Section 11.3(b).

“Title Defect” has the meaning set forth in Section 7.1(b).

“Title Defect Amount” has the meaning set forth in Section 7.1(d).

“Title Defect Notice” has the meaning set forth in Section 7.1(c).

“Title Defect Property” has the meaning set forth in Section 7.1(c).

“Transfer Requirement” has the meaning set forth in Section 6.6(b).

“Transfer Taxes” has the meaning set forth in Section 12.4.

“Units” has the meaning set forth in Section 1.2(c).

“Wells” has the meaning set forth in Section 1.2(b).

“Working Interest” means, with respect to a Property, the ownership interest, expressed as a decimal or percentage, of the applicable lessee (or successor in interest thereto), that is burdened with the obligation to pay a corresponding share of costs and expenses relating to the exploration, drilling, development, operation or abandonment of any Well or Lease.

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

SELLER

LLOG Bluewater Holdings, L.L.C.

By:	/s/ Philip S. LeJeune
Philip S. LeJeune
President and Chief Executive Officer

LLOG Exploration Offshore, L.L.C.

By:	/s/ Philip S. LeJeune
Philip S. LeJeune
President and Chief Executive Officer

[Signature page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

PURCHASER

Murphy Exploration & Production Company – USA

By:	/s/ Dan Hanchera
Dan Hanchera
Senior Vice President

[Signature page to Purchase and Sale Agreement]